                                                                    EXHIBIT 99.1


                            ------------------------

                              LAWRENCE SAVINGS BANK

                                 [BIRD GRAPHIC]

                               2000 ANNUAL REPORT

                            ------------------------

                           LETTER TO THE STOCKHOLDERS



Lawrence Savings Bank reported net income of $4,323,000 or $0.97 diluted earnings per share, an increase of 57% for the year ended December 31, 2000, as compared to $2,754,000 or $0.61 diluted earnings per share for the prior year of 1999. The increase in net income and earnings per share during the year 2000 is attributable to favorable impact to earnings of non-interest income increasing, non-interest expense decreasing and provision for income taxes decreasing. The largest favorable impact on earnings was the decline in the provision for income taxes. Income taxes declined by $728,000 to $854,000 for the year 2000 compared to $1,582,000 for the year 1999. The favorable outcome of an income tax matter led to a lower effective income tax rate for the Bank.

Net interest income declined slightly to $12,679,000 in 2000 from $12,914,000 in 1999. The Bank's net interest margin on average earning assets decreased to 3.22% in 2000 from 3.55% in 1999. This was the result of rising interest rates, which affected the cost of the Bank's short-term borrowing from the Federal Home Loan Bank of Boston and certificate of deposit accounts offered to our customers, which were used to fund the increase in earning assets of the Bank. The Bank increased the average loan portfolio to $203.7 million in 2000 from $196.9 million in 1999 and the investment securities portfolio to $190.5 million in 2000 from $166.6 million in 1999.

The Bank's adherence to prudent loan underwriting policies has allowed the Bank to maintain a low level of risk assets during a period of rising interest rates and slower economic activity. Non-performing loans were $10,000 at December 31, 2000 and zero at December 31, 1999. Risk assets as a percentage of total assets have remained below 1.00% for the last five years and were 0.01% and 0.13% at December 31, 2000 and 1999, respectively.

Provisions for loan losses were $250,000 and $75,000 for the years ended December 31, 2000 and 1999, respectively. The Bank continues to look for quality assets to grow the loan portfolio. The Bank has not acquired property through foreclosure in the past three years.

Non-interest income increased to $1,124,000 for the year 2000 compared to $844,000 for the year 1999. This increase was primarily due to gains on sales of mortgage loans of $47,000 in 2000 compared to losses on sales of mortgage loans of $205,000 in 1999. Increases in other accounts such as deposit account fees and official check income also contributed to the increase in non-interest income.

Non-interest expense was $8,376,000 and $9,347,000 for the years ended December 31, 2000 and 1999, respectively. The main reason for this decrease was lower legal expenses incurred during 2000 versus 1999. Professional expenses, which includes legal expenses, decreased to $496,000 in 2000, down from $1,401,000 in 1999.

Total assets increased to $413,090,000 at December 31, 2000 from $404,172,000 at December 31, 1999. The increase in asset size during 2000 primarily occurred because the Bank had loan growth of $23.9 million. Gross loans at December 31, 2000 increased by 12% to $222,045,000 up from $198,098,000 at December 31, 1999.
The allowance for loan losses was $3,685,000 at December 31, 2000 and $3,381,000 at December 31, 1999.

Total deposits at December 31, 2000 were $270,548,000 up from $246,040,000 at December 31, 1999 which helped fund our loan growth. The increase in deposits at December 31, 2000 from December 31, 1999 was primarily due to an increase in money market, NOW and certificate of deposit accounts.

                           LETTER TO THE STOCKHOLDERS
                                   (CONTINUED)



The Bank exceeds all regulatory minimum capital ratio requirements as defined by the FDIC. The leverage ratio was 11.71% and 10.83% at December 31, 2000 and December 31, 1999, respectively.

The financial results in the past five years indicate that loan balances for commercial real estate, construction and commercial business loans continue to grow and are the focus of loan growth for the Bank. Management will continue to concentrate on maintaining asset quality and improving net interest margin to enhance Bank earnings. The Bank paid its first cash dividends to shareholders of $0.15 per share in 1999 and $0.26 per share in 2000.

The Bank's 24-hour e-branch www.LawrenceSavings.com continues to provide a helpful delivery system of Bank products to customers. Customers can do their banking anytime, anywhere, at their convenience using our website. Our Board of Directors, management and staff will continue to work to further improve earnings of the Bank and shareholder value.



/s/ Paul A. Miller


Paul A. Miller
President and Chief Executive Officer
Lawrence Savings Bank

                           FINANCIAL TABLE OF CONTENTS



  4   FINANCIAL HIGHLIGHTS

  5   MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS

 16   REPORT OF MANAGEMENT RESPONSIBILITY

 17   INDEPENDENT AUDITORS' REPORT

 18   CONSOLIDATED BALANCE SHEETS

 19   CONSOLIDATED STATEMENTS OF
      OPERATIONS

 20   CONSOLIDATED STATEMENTS OF CHANGES IN
      STOCKHOLDERS' EQUITY

 21   CONSOLIDATED STATEMENTS OF
      CASH FLOWS

 22   NOTES TO CONSOLIDATED FINANCIAL
      STATEMENTS

 38   STOCKHOLDER INFORMATION


                           _________________________

                              FINANCIAL HIGHLIGHTS


December 31,                                          2000            1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)
BALANCE SHEET DATA:
Total assets                                    $  413,090      $  404,172      $340,041      $360,845      $337,856
Loans, gross                                       222,045         198,098       197,110       164,500       153,603
Allowance for loan losses                            3,685           3,381         3,272         3,144         3,633
Other real estate owned                                 32             519           556           809           739
Federal fund sold                                   15,427              --         5,629            --           500
U.S. Treasury, Government
 agency and Corporate obligations                  125,542         151,358        87,006       153,421       155,214
Municipal obligations                                   60             113         1,265            --            --
Other securities                                    25,231          26,301        25,216        23,685        14,922
Deposits                                           270,548         246,040       253,501       254,462       246,063
Borrowed funds                                      86,161         104,167        34,214        63,396        59,030
Equity                                              52,313          48,408        46,713        37,610        29,010


Year Ended December 31,                               2000            1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Interest income                                 $   29,037      $   26,097      $ 25,060      $ 25,416      $ 22,889
Interest expense                                    16,358          13,183        13,257        14,288        13,028
                                                ----------      ----------      --------      --------      --------
Net interest income                                 12,679          12,914        11,803        11,128         9,861
Provision (credit) for loan losses                     250              75           450          (300)         (900)
Non-interest income                                  1,124             844         1,380         1,451         1,625
Non-interest expense                                 8,376           9,347         8,725         7,767         7,758
                                                ----------      ----------      --------      --------      --------
Income before income taxes                           5,177           4,336         4,008         5,112         4,628
Income tax expense (benefit)                           854           1,582        (4,800)       (3,000)         (600)
                                                ----------      ----------      --------      --------      --------
Net income                                      $    4,323      $    2,754      $  8,808      $  8,112      $  5,228
=====================================================================================================================

Basic earnings per share                        $      .99      $      .63      $   2.04      $   1.90      $   1.23
Diluted earnings per share                      $      .97      $      .61      $   1.95      $   1.82      $   1.21
=====================================================================================================================

OTHER DATA:
Interest rate spread                                  2.66%           3.05%         2.97%         2.77%         2.70%
Net interest margin on average earning
 assets                                               3.22            3.55          3.54          3.26          3.13
Return on average assets (net income /
 average assets)                                      1.05            0.72          2.52          2.31          1.61
Return on average equity (net income /
 average stockholders' equity)                        8.72            5.77         21.09         25.64         20.74
Dividend payout ratio (dividends declared
 per share divided by net income per share)          26.26           23.81            --            --            --
Cash dividends declared and paid per
 common share                                   $     0.26      $     0.15            --            --            --
Average stockholders' equity to average
 assets ratio                                        12.06%          12.47%        11.96%         9.00%         7.78%
---------------------------------------------------------------------------------------------------------------------
Book value per share at year end                $    11.99      $    11.11      $  10.78      $   8.77      $   6.83
---------------------------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS


Lawrence Savings Bank makes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 as amended) in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Bank. Also, when verbs in the present tense such as "believes," "expects," "anticipates," "continues," "attempts" or similar expressions are used, forward-looking statements are being made. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of the Bank and could cause results to differ materially from those expressed in or incorporated by reference in this document. Those factors include fluctuations in interest rates, inflation, government regulations and economic conditions and competition in the geographic and business areas in which the Bank conducts its operations. As a result of such risks and uncertainties, the Bank's actual results may differ materially from such forward-looking statements. Lawrence Savings Bank does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUMMARY

The Bank is a Massachusetts bank formed in 1868. The Bank was a mutual savings bank until May 9, 1986 when the Bank converted to a stock-form bank. The stock is currently traded on the Nasdaq Stock Market under the symbol "LSBX". Sales prices of the stock are reported in the The Wall Street Journal as "LawrencSvg".

The Bank is subject to the regulation of, and periodic examination by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks.

The Bank has four wholly-owned subsidiaries at December 31, 2000. Shawsheen Security Corporation and Shawsheen Security Corporation II engage exclusively in buying, selling, dealing in and holding securities for their own accounts. Pemberton Corporation and Spruce Wood Realty Trust hold foreclosed real estate and real estate used in the ordinary course of the Bank's business.

The Bank offers various financial products to the general public. These products include loans for residential real estate, commercial real estate, construction, consumer and commercial businesses. The Bank offers various deposit accounts including savings, checking, money market, certificates of deposit and individual retirement accounts. The Bank invests a portion of its funds in federal funds and investment securities.

The principal sources of funds for the Bank's lending and investment activities are deposits, loan payments and prepayments, investment securities payments and maturities, advances from the Federal Home Loan Bank, federal funds purchased and securities sold under agreements to repurchase.

MARKET AREA

The Bank's primary market area is the Merrimack Valley of Massachusetts and Southern New Hampshire. The Bank has five banking offices in the communities of Andover, Lawrence, Methuen (2), and North Andover, Massachusetts.

LENDING ACTIVITIES

The Bank's loan portfolio consists of commercial real estate, commercial business, construction, residential mortgage, home equity and consumer loans. The Bank has been aggressive in seeking loans from creditworthy customers while competition on both pricing and underwriting terms have been strong in the Bank's market area. Gross loans at December 31, 2000 were $222.0 million, up from $198.1 million at December 31, 1999.

COMMERCIAL REAL ESTATE. The Bank originates loans secured by real estate other than 1-4 family residential properties. These loans are generally secured by various types of commercial real estate including income properties, commercial facilities (including retail, manufacturing office and office condominiums) and small businesses. The interest rates on these loans are fixed or variable. The interest rates are based on a margin over the Treasury note rate or another index (such as the Prime Rate as published in the The Wall Street Journal) for a similar term. The margin is determined by the Bank based on the creditworthiness of the borrower, relationship profitability and competitive factors.

COMMERCIAL BUSINESS. The Bank originates loans secured by business assets which are not real estate. These loans are based on the creditworthiness, security offered and future cash flows of the borrower. The Bank has "Preferred Lender" status from the U.S. Small Business Administration ("SBA"). The interest rates on the loans can be fixed or variable in nature. The rates are primarily based on a margin over the Prime Rate as published in the The Wall Street Journal or the Base Rate determined by the Bank. The margin is determined based on the creditworthiness of the borrower, security offered and competitive factors.

CONSTRUCTION. These loans are generally short-term in nature and are for land development, construction of residential homes built on speculation, construction of homes for homeowners with permanent financing, and for commercial facilities (including retail, manufacturing and office space). These loans are generally priced to yield the The Wall Street Journal Prime Rate plus a margin. Construction loans may involve additional risk due to uncertainty of estimated cost of completion of a project, or ultimate sale of the property to an end buyer. The Bank attempts to reduce these risks by lending to contractors with pre-arranged buyers or having financing commitments upon completion, or to businesses that are expanding and will occupy the completed project.

RESIDENTIAL MORTGAGES. The Bank originates fixed and adjustable rate residential mortgage loans which are underwritten to be eligible for sale in the secondary market. These loans are secured primarily by owner occupied 1-4 family primary residential properties. Adjustable rate mortgage loans are generally held by the Bank in the loan portfolio as a means to manage interest rate risk. Fixed rate mortgages are sold into the secondary market unless management believes they represent a good long-term asset based on various factors such as loan-to-value ratios, interest rates and management's expectations of a loan's duration.

SECONDARY MORTGAGE MARKET. The Bank is an approved seller and servicer for the Federal Home Loan Mortgage Corporation ("FHLMC") and the Massachusetts Housing Financing Agency ("MHFA"). Sales of mortgage loans may be made at a premium or discount resulting in gains or losses on the transaction. Based on the structure of the sale, loans sold in the secondary market provide the Bank with service fee income over the life of the loan.

HOME EQUITY. The Bank makes second mortgage and home equity loans. Home equity loans can be accessed by the borrower by an account established with the Bank. These loans carry interest rates that are either fixed or variable based on the Prime Rate published in the The Wall Street Journal plus or minus a margin above or below this rate depending on the particular product selected by the borrower.

CONSUMER. The Bank offers a variety of consumer loan products including overdraft lines of credit, collateral loans, secured and

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS (CONTINUED)



unsecured personal loans. These loans are generally fixed rate in nature. The Bank adjusts these interest rates from time-to-time based on competitive factors in the marketplace.

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS.

Deposits and borrowings are the primary source of funds for funding loans and purchasing investment securities. The mix of deposits and borrowings is dependent on many factors, such as loan demand, competition, the economy, interest rates, and capital resources. Deposits are obtained from the general public through the Bank's branch offices by additions to various deposit accounts, including checking, savings, money market, certificates of deposit and individual retirement accounts. The interest rates on these accounts generally are competitive with other local financial institutions. The Bank's core deposit products (savings, checking and money market accounts) allow customers more flexibility and access and generally earn lower interest rates than other types of accounts due to the Bank's operating costs to service these accounts. Certificates of deposit provide customers with higher interest rates, but less flexibility and access to deposits. Increasing and decreasing interest rates on certificates of deposit allows the Bank to adjust its sources of funds while providing a competitive interest rate. In addition to deposit accounts, other sources of funds include advances from the Federal Home Loan Bank of Boston ("FHLB"), federal funds purchased and securities sold under agreements to repurchase.

The Bank is a member of FHLB. As a member, the Bank is required to hold FHLB stock equal to at least 1% of residential mortgage loans or 5% of outstanding FHLB advances, whichever is higher. All FHLB advances are secured by a blanket lien on the Bank's assets. These FHLB advances may be used to fund loans and investment securities or meet other cash needs of the Bank. The terms of FHLB advances can be short or long-term with interest rates based on U.S. Treasury obligations with similar maturities.

COMPETITION.

The Bank competes with local, regional and national financial service providers in its lending and deposit activities. The Bank competes in the local market against other local and branch offices of regional financial institutions such as banks, thrifts and credit unions. In addition, less regulated national companies such as mortgage companies, securities brokerage firms, insurance companies and mutual funds offer services competitive with those of the Bank. Bank mergers and recent legislation permitting interstate and cross-industry expansion may increase competition.

The Bank competes on the basis of interest rates, deposit and loan terms, fees, office location, product and services arrays, customer convenience and technological advantages. Competition in the Bank's deposit taking and lending activities is affected by movements in interest rates, national and local market developments, economic trends and the Bank's ability to adjust to change.

SUPERVISION AND REGULATION.

The Bank is a state-chartered savings bank subject to the regulations and supervisory authority of, and periodic examinations by, both the FDIC and the Massachusetts Division of Banks. These examinations test the Bank's safety and soundness and compliance with various statutory and regulatory requirements. The Bank is subject to Federal and State taxation authorities. As a non-member bank of the Federal Reserve System, the Bank is subject to certain reserve and reporting requirements. Federal and State bank regulatory agencies have authority to issue cease and desist orders, assess civil money penalties, remove officers and directors, issue capital directives and impose prompt corrective action restrictions or requirements to address safety and soundness and compliance issues of the Bank. In addition, the Bank must obtain prior regulatory approvals to undertake certain banking transactions and initiatives, including establishment, relocation or termination of a banking office, and merger or acquisition transactions with other banks or non-banking entities. The supervision and regulation of the Bank are intended primarily for the protection of depositors and non-business borrowers.

The results of examinations provide regulators with a means of measuring and assessing each institution and taking prompt corrective actions to address any safety and soundness or compliance issues.

RESULTS OF OPERATIONS.

The Bank's net earnings were $4.3 million for 2000, $2.8 million for 1999 and $8.8 million for 1998. The Bank's earnings increased by 57% or $1.5 million in 2000 from 1999 due to several factors having a favorable impact on earnings including an increase in non-interest income, and decreases in non-interest expense and provisions for income taxes. The Bank's earnings declined by 69% or $6.0 million in 1999 from 1998 due to lower tax benefits. During 1999, the Bank recognized income tax expense of $1.6 million.

The Bank's net interest income, which is the difference between interest earned on assets and interest paid on liabilities, was $12.7 million in 2000, $12.9 million in 1999 and $11.8 million in 1998. The slight decrease in net interest income in 2000 from 1999 is due to higher funding cost due to rising interest rates. The increase in 1999 from 1998 is due to higher average loan balances for residential and commercial real estate loans plus purchases of investment securities funded by borrowed funds. The Bank also reduced the interest cost on certificates of deposits during the year 1999. The Bank's interest margin decreased to 3.22% in 2000 from 3.55% in 1999 and 3.54% in 1998. The decrease in the net interest margin is primarily due to higher average rates paid on interest bearing liabilities.

The provision for loan losses was a charge of $0.3 million in 2000, $0.1 million in 1999 and $0.5 million in 1998. The provisions for loan losses were made to maintain an appropriate allowance for loan losses.

Non-interest income was $1.1 million in 2000, $0.8 million in 1999 and $1.4 million in 1998. The increase in 2000 was primarily due to gains on sales of mortgage loans of $47.0 thousand compared to losses on sales of mortgage loans of $205.0 thousand in 1999. The decrease in 1999 from 1998 was primarily due to losses on sales of mortgage loans of $0.2 million in 1999 compared to gains on sales of mortgage loans of $0.3 million in 1998. There was also a $0.2 million decrease in loan fees in 1999 from 1998 due to much lower prepayment penalties collected in 1999 compared to 1998.

Non-interest expense was $8.4 million in 2000, $9.3 million in 1999 and $8.7 million in 1998. Professional expenses decreased to $0.5 million in 2000 from $1.4 million in 1999 and $1.1 million in 1998. Professional expenses were higher in 1999 and 1998 due to increased litigation associated with problem borrowers and collection of amounts due the Bank.

The Bank recognized income tax expense of $0.9 million in 2000 and $1.6 million in 1999. The decrease in the provision for taxes was due to a favorable outcome of an income tax matter that led to a lower effective income tax rate for the year 2000. The income tax expense recognized in 2000 and 1999 compares to income tax benefits of $4.8 million in 1998. In 1998, the Bank recognized tax benefits of prior operating losses, based on management's assessment of the likelihood that the income tax benefits of those losses will more likely than not be realized.

AVERAGE BALANCES, NET INTEREST INCOME AND AVERAGE INTEREST RATES


The table below presents the Bank's average balance sheet, net interest income and average interest rates for the years 2000, 1999, and 1998. Average real estate, commercial business, and consumer loans include non-performing loans.



                                                   2000                          1999                           1998
                                       --------------------------    --------------------------   --------------------------------
                                                            Average                      Average                           Average
                                        Average             Interest  Average            interest  Average                Interest
                                        Balance  Interest    Rate     Balance  Interest   Rate     Balance     Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
ASSETS
Loans:
Residential                            $ 92,547  $ 6,875     7.43%   $ 98,777   $ 7,183    7.27%  $  91,098    $ 7,090       7.78%
Commercial                               93,683    8,644     9.23      84,592     7,597    8.98      75,308      7,130       9.47
Commercial business                      16,111    1,512     9.38      11,995     1,071    8.93      11,751      1,085       9.23
Consumer                                  1,337      108     8.08       1,534       122    7.95       1,650        140       8.48
                                       --------  -------             --------   -------           ---------    -------
Total loans                             203,678   17,139     8.41     196,898    15,973    8.11     179,807     15,445       8.59
                                       --------  -------             --------   -------           ---------    -------

Investment securities:
U.S. Treasury and Government
 Agency obligations                      94,353    5,640     5.98      82,972     4,997    6.02      84,143      5,347       6.35
Other bonds and equity securities        61,421    4,039     6.58      45,769     2,782    6.08      18,620      1,140       6.12
Mortgage-backed securities               32,423    2,077     6.41      36,021     2,249    6.24      47,063      2,916       6.20
Short-term investments                    2,334      142     6.08       1,812        96    5.30       3,978        212       5.33
                                       --------  -------             --------   -------           ---------    -------
Total investment securities             190,531   11,898     6.25     166,574    10,124    6.08     153,804      9,615       6.25
                                       --------  -------             --------   -------           ---------    -------

Total interest earning assets           394,209   29,037     7.37     363,472    26,097    7.18     333,611     25,060       7.51
                                                 -------     ----               -------    ----                -------       ----

Allowance for loan losses                (3,491)                       (3,393)                       (3,223)

Cash and due from banks                   5,124                         4,923                         4,643
Other real estate owned                     189                           537                           622
Other assets                             15,338                        16,875                        13,436
                                       --------                      --------                      --------
Total assets                           $411,369                      $382,414                      $349,089
==================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Regular savings accounts               $ 39,045  $   770     1.97%   $ 39,385   $   772    1.96%   $ 39,089    $   812       2.08%
NOW and Super NOW accounts               27,084      142     0.52      25,000       131    0.52      23,040        207       0.90
Money market accounts                    48,199    1,935     4.01      43,838     1,424    3.25      38,563      1,335       3.46
Certificates of deposit                 130,976    7,083     5.41     131,385     6,548    4.98     144,251      8,192       5.68
                                       --------  -------             --------   -------           ---------    -------
Total interest bearing deposits         245,304    9,930     4.05     239,608     8,875    3.70     244,943     10,546       4.31
Borrowed funds                          101,913    6,428     6.31      79,379     4,308    5.43      46,987      2,711       5.77
                                       --------  -------             --------   -------           ---------    -------
Total interest bearing liabilities      347,217   16,358     4.71     318,987    13,183    4.13     291,930     13,257       4.54
                                       --------  -------     ----    --------   -------    ----   ---------    -------       ----
Non-interest bearing deposits             9,877                        10,719                        11,328
Other liabilities                         4,672                         5,017                         4,065
                                       --------                      --------                      --------

Total liabilities                       361,766                       334,723                       307,323
Stockholders' equity                     49,603                        47,691                        41,766
                                       --------                      --------                      --------
Total liabilities and
 stockholders' equity                  $411,369                      $382,414                      $349,089
==================================================================================================================================
Net interest rate spread                                     2.66%                         3.05%                             2.97%
==================================================================================================================================
Net interest income                              $12,679                       $12,914                         $11,803
==================================================================================================================================
Net interest margin on average earning
 assets                                                      3.22%                         3.55%                             3.54%
==================================================================================================================================

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
                                            OF FINANCIAL CONDITION AND RESULTS
                                                 OF OPERATIONS (CONTINUED)



RATE-VOLUME ANALYSIS

The effect on net interest income of changes in interest rates and in the amounts of interest earning assets and interest bearing liabilities is shown in the following table. Information is provided on changes for the years indicated and is attributable to (i) changes in volume (change in average balance multiplied by prior year rate), (ii) changes in interest rate (change in rate multiplied by prior year average balance) and (iii) the combined effects of changes in interest rates and volume (change in rate multiplied by change in average balance).



                                                       2000 vs. 1999                            1999 vs. 1998
                                            -----------------------------------      -------------------------------------
                                             Total                        Rate/       Total                        Rate/
                                            Change    Volume     Rate    Volume      Change    Volume     Rate     Volume
---------------------------------------------------------------------------------------------------------------------------
(In Thousands)
INTEREST INCOME:
Loans:
Residential                                 $ (308)   $ (453)   $  155    $ (10)    $    93    $  598   $  (465)    $(40)
Commercial                                   1,047       816       208       23         467       879      (367)     (45)
Commercial business                            441       368        55       18         (14)       23       (36)      (1)
Consumer                                       (14)      (16)        2       --         (18)      (10)       (9)       1
                                            ------     -----    ------    -----     -------    ------   -------     ----
Total loans                                  1,166       715       420       31         528     1,490      (877)     (85)
                                            ------     -----    ------    -----     -------    ------   -------     ----
Investment securities:
U.S. Treasury and Government Agency
  obligations                                  643       685       (37)      (5)       (350)      (74)     (279)       3
Other bonds and equity securities            1,257       951       228       78       1,642     1,662        (8)     (12)
Mortgage-backed securities                    (172)     (225)       58       (5)       (667)     (684)      22        (5)
Short-term investments                          46        28        14        4        (116)     (115)      (1)       --
                                            ------     -----    ------    -----     -------    ------   -------     ----
Total investments                            1,774     1,439       263       72         509       789      (266)     (14)
                                            ------     -----    ------    -----     -------    ------   -------     ----
Total interest income                        2,940     2,154       683      103       1,037     2,279    (1,143)     (99)
                                            ------     -----    ------    -----     -------    ------   -------     ----
INTEREST EXPENSE:
Deposits:
Regular savings accounts                        (2)       (7)        5      --          (40)        6       (46)      --
NOW and Super NOW accounts                      11        11        --      --          (76)       18       (86)      (8)
Money market accounts                          511       142       336       33          89       183       (82)     (12)
Certificates of deposit                        535       (20)      557       (2)     (1,644)     (731)   (1,003)      90
                                            ------     -----    ------    -----     -------    ------   -------     ----
Total interest bearing deposits              1,055       126       898       31      (1,671)     (524)   (1,217)      70
Borrowed funds                               2,120     1,223       699      198       1,597     1,869      (161)    (111)
                                            ------     -----    ------    -----     -------    ------   -------     ----
Total interest expense                       3,175     1,349     1,597      229         (74)    1,345    (1,378)    (41)
                                            ------     -----    ------    -----     -------    ------   -------     ----
Net interest income                         $ (235)    $ 805    $ (914)   $(126)    $ 1,111    $  934   $   235     $(58)
=========================================================================================================================

                        [NET INTEREST INCOME BAR GRAPH]

1996          1997          1998          1999          2000
$9.9M        $11.1M        11.8M          12.9M         $12.7M



NET INTEREST INCOME

Net interest income is the difference between the interest income earned on earning assets and the interest expense paid on interest bearing liabilities. Interest income and interest expense are affected by changes in earning assets and interest bearing liabilities balances in addition to changes in interest rates.

The Bank's net interest income was $12.7 million in 2000, $12.9 million in 1999 and $11.8 million in 1998. Interest income from earning assets was $29.0 million, $26.1 million and $25.1 million in 2000, 1999 and 1998, respectively. The increase in interest income in 2000 from 1999 was due to loan growth and the purchase of investment securities funded by an increase in deposits and borrowed funds. The increase in interest income in 1999 from 1998 was also due to loan growth and the purchase of investment securities funded by FHLB advances, repurchase agreements and other borrowings.

Interest expense on interest bearing deposits was $9.9 million in 2000 compared to $8.9 million in 1999 and $10.5 million in 1998. Average deposit balances increased in 2000 from 1999 with the largest increase in the money market category resulting in a $0.1 million increase in interest expense. Average rates paid on money market accounts increased to 4.01% in 2000 from 3.25% in 1999 which resulted in $0.3 million increase in interest expense. Average rates paid on certificates of deposit increased to 5.41% in 2000 from 4.98% in 1999 which resulted in an $0.6 million increase in interest expense. Average deposit balances decreased in 1999 to $239.6 million from $244.9 million in 1998 which resulted in a $0.5 million decrease in interest expense. Average rates paid on deposits during 1999 decreased to 3.70% from 4.31% in 1998 which resulted in a $1.2 million decrease in interest expense. Interest expense on borrowed funds increased to $6.4 million in 2000 compared to $4.3 million in 1999 and $2.7 million in 1998. The increase of $2.1 million in 2000 was due to higher average balances which resulted in a $1.2 million increase in interest expense and to higher average rates paid on borrowings which resulted in a $0.7 million increase in interest expense. The increase of $1.6 million in 1999 was due to higher average balances of borrowed funds to fund loan growth and purchase investment securities. Interest expense on total interest bearing liabilities was $16.4 million, $13.2 million and $13.3 million for 2000, 1999 and 1998, respectively.

The average yield on earning assets in 2000 was 7.37% which was an increase of 19 basis points from 7.18% in 1999. The average rate paid on interest bearing liabilities in 2000 was 4.71% which was an increase of 58 basis points from 4.13% in 1999. The net interest rate spread in 2000 was 2.66% which was a decrease of 39 basis points from 3.05% in 1999. The decrease was due to rising interest rates during the year 2000 which resulted in higher funding costs. The average yield on earning assets in 1999 decreased 33 basis points to 7.18% from 7.51% in 1998. The average rate paid on interest bearing liabilities in 1999 decreased 41 basis points to 4.13% from 4.54% in 1998. The net interest rate spread increased in 1999 and 1998 primarily due to increases in the Bank's portfolio of loans, which are higher interest earning assets.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained through the provision for loan losses which is a charge to operations. The allowance balance reflects management's assessment of losses and is based on a review of the risk characteristics of the loan portfolio. The Bank considers many factors in determining the adequacy of the allowance for loan losses. Collateral value on a loan-by-loan basis, trends of loan delinquencies on a portfolio segment level, risk classification identified in the Bank's regular review of individual loans, and economic conditions are primary factors in establishing the allowance. The allowance for loan losses reflects all information available at the end of each year. The Bank considers the current year end 2000 level of the allowance for loan losses to be appropriate. The allowance as a percentage of total loans was 1.7% at December 31, 2000, 1999 and 1998. See Note 1 of the financial statements for further details on establishing the allowance for loan losses.

"Impaired loans" are commercial, commercial real estate and individually significant residential mortgage and consumer loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are not the same as "non-accrual loans," although the two categories overlap. Non-accrual loans include impaired loans and are those on which the accrual of interest is discontinued when principal or interest has become contractually past due 90 days. The Bank may choose to place a loan on non-accrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant residential mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is based on the fair value of the collateral.

The provision for loan losses for the years 2000, 1999 and 1998 was a charge of $250.0 thousand, $75.0 thousand and $450.0 thousand, respectively. The Bank had net recoveries of $54.0 thousand in 2000, $34.0 thousand in 1999, and net charge-offs of $322.0 thousand in 1998, respectively. The following table summarizes changes in the allowance for loan losses for each of the five years ended December 31:


Year Ended December 31,                             2000          1999          1998          1997          1996
----------------------------------------------------------------------------------------------------------------
(In Thousands)
Balance at beginning of year                     $ 3,381       $ 3,272       $ 3,144       $ 3,633       $ 4,019
Charge-offs by loan type:
 Residential mortgage                                 --           (17)         (224)         (150)         (233)
 Commercial                                           --            --            --            (1)          (24)

 Commercial real estate                              (27)           --          (215)         (483)         (253)
 Consumer                                             (1)           --           (16)          (25)          (68)
                                                 -------       -------       -------       -------       -------
Total charge-offs                                    (28)          (17)         (455)         (659)         (578)
                                                 -------       -------       -------       -------       -------
Recoveries by loan type:
 Residential mortgage                                  6            28            10            33           106
 Commercial                                            5             3            60            59           166

 Commercial real estate                               62            13            49           370           798
 Consumer                                              9             7            14             8            22
                                                 -------       -------       -------       -------       -------
Total recoveries                                      82            51           133           470         1,092
                                                 -------       -------       -------       -------       -------
Net recoveries (charge-offs)                          54            34          (322)         (189)          514

Provision (credit) for loan losses                   250            75           450          (300)         (900)
                                                 -------       -------       -------       -------       -------
Ending balance                                   $ 3,685       $ 3,381       $ 3,272       $ 3,144       $ 3,633
================================================================================================================
Ratio of net recoveries (charge-offs) to
 average loans outstanding during the period        0.03%         0.02%        (0.18)%       (0.12)%        0.35%
================================================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS (CONTINUED)



The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.


Year Ended December 31           2000                 1999                  1998                  1997                 1996
(In Thousands)                      Percent                Percent              Percent               Percent              Percent
                                    of loans               of loans             of loans              of loans             of loans
                                    in each                in each              in each               in each              in each
                                    category               category             category              category             category
                                    to Total               to Total             to Total              to Total             to Total
                           Amount   Loans      Amount      Loans      Amount    Loans      Amount     Loans      Amount    Loans
                           ------   -----      ------      -----      ------    -----      ------     -----      ------    -----
Construction/
 Commercial real estate   $ 2,711    57.1%    $ 1,933      52.3%      $ 1,787   48.4%     $ 1,715     48.5%     $ 1,465    42.7%
Residential mortgages         436    42.3%        526      46.8           634   50.8          830     50.3          855    56.0
Consumer                       49     0.6%         55       0.9            55    0.8           65      1.2           65     1.3
Unallocated                   489     N/A         867      N/A            796    N/A          534      N/A        1,248     N/A
                          -------   -----     -------     -----      -------    ---       -------    -----      -------   -----
                          $ 3,685   100.0%    $ 3,381     100.0%       $3,272    100%      $3,144    100.0%      $3,633   100.0%
===============================================================================================================================



In determining the adequacy of the allowance for loan losses, the Bank aggregates the estimated credit loss on individual loans, pools of loans and other pools of risk having geographic, industry or other common exposures where inherent losses are identified or anticipated.

All loans classified as "Substandard" or "Doubtful" are evaluated for collectibility and an allocation is made based on an assessment of the net realizable value of any collateral.

The Bank categorizes each commercial loan into different pools of risk. Each risk level allocation factor has been determined based upon the Bank's review of common practices within the industry, its estimate of expected loss for loans with similar credit characteristics based upon historical experience and migration analysis, the losses experienced by the Bank in the most recent 24 months, together with the Bank's assessment of future economic trends, conditions and other relevant factors that may have an impact on or may affect repayment of loans in these pools.

Residential mortgages, equity loans, equity lines of credit, second mortgages and all other small consumer loans are considered in the aggregate and an allocation factor is assessed based upon the Bank's most recent 24-month historical loss experience together with an assessment of future economic trends, conditions and other relevant factors that may have an impact on, or may affect repayment of, the loans in these pools.

On a quarterly basis, the Bank evaluates all allocation factors for appropriateness, considering (i) significant changes in the nature and volume of the loan portfolio, (ii) the Bank's assessment of local and national economic business conditions, and (iii) any other relevant factor that it considers may have an impact on loan portfolio risk.

Based upon these evaluations, changes to the reserve provision may be made to maintain the overall level of the reserve at a level that the Bank deems appropriate to cover the estimated credit losses inherent in the Bank's loan portfolio including unfunded binding commitments to lend.

POTENTIAL PROBLEM LOANS

The Bank has a loan review and grading system. During the loan review process, deteriorating conditions of certain loans come to management's attention in which erosion of the borrower's ability to comply with the original terms of the loan agreement could potentially result in the classification of the loan as a risk asset. This may result from deteriorating conditions such as cash flows, collateral values or creditworthiness of the borrower.

At December 31, 2000, there were $0.6 million of loans identified as potential problem loans.

NON-INTEREST INCOME

Non-interest income was $1.1 million and $0.8 million for 2000 and 1999, respectively. The increase in 2000 is primarily due to a net gain on the sale of mortgage loans of $47 thousand in 2000 compared to a net loss on the sale of mortgage loans of $205 thousand in 1999. Increases in deposit accounts and official check income also contributed to the increase in non-interest income.

Non-interest income for 1999 was $0.8 million as compared to $1.4 million in 1998. The decrease in 1999 is primarily due to a net loss on the sale of mortgage loans of $205 thousand in 1999 compared to a net gain on the sale of mortgage loans of $272 thousand in 1998.

NON-INTEREST EXPENSE

Non-interest expense decreased to $8.4 million in 2000 from $9.3 million in 1999 and $8.7 million in 1998. The primary reason for this decrease is lower legal fees incurred during 2000 versus 1999. Professional fees, which include legal expenses, totaled $0.5 million in 2000 compared to $1.4 million in 1999.

Salaries and employee benefits expense was $5.0 million in 2000, $5.1 million in 1999 and $4.9 million in 1998. Full-time equivalent employees were 100 at December 31, 2000 and 97 at December 31, 1999 and 1998. Increases in normal merit raises and bonuses offset by reduced pension expense accounted for the changes between 2000, 1999 and 1998. The Bank continually evaluates staffing levels in order to control salaries and employee benefits while managing business volumes.

Data processing expenses remained level at $0.6 million in 2000 and 1999 compared to $0.4 million in 1998. This includes the Bank's service contract to provide on-line deposit accounting, loan accounting and item processing services. This contract is effective through November 12, 2003.

Occupancy and equipment expenses have remained level at $0.8 million for 2000, 1999 and 1998. Insurance expenses remained level at $0.1 million in 2000, 1999 and 1998 and other expenses remained level at $1.4 million in 2000, 1999 and 1998.

INCOME TAXES

The Bank reported income tax expense of $0.9 million in 2000 and $1.6 million in 1999.The decrease in the provision for taxes was due to a favorable outcome of an income tax matter that led to lower effective income tax rate for the year 2000.The income tax expense recognized in 2000 and 1999 compares to income tax benefits of $4.8 million in 1998. The tax benefits recognized in 1998 were due to the utilization of prior years' operating losses.

The Bank's recognition of income tax benefits in 1998 was based on the Bank's sustained earnings for the past few years and management's expectations of future earnings. Factors supporting the recognition of this tax benefit include increased asset quality, higher capital levels, positive economic conditions and the low level of non-performing assets. The income tax benefits recognized in each year prior to 1999 were from an assessment of future realizable tax benefits arising from loss carryforwards. See Note 8 to the financial statements for further information regarding income taxes.

FINANCIAL CONDITION AND EARNING ASSETS

The Bank manages its earning assets by utilizing available capital resources in a manner consistent with the Bank's credit, investment and leverage policies. Loans, U.S. Treasury and Government Agency obligations, mortgage-backed securities, other investment securities, and short term investments comprise the Bank's earning assets. Total earning assets averaged $394.2 million in 2000 which was a $30.7 million or 8% increase from 1999. Average earning assets in 1999 were $363.5 million which was a $29.9 million or 9.0% increase from $333.6 million in 1998.

One of the Bank's primary objectives continues to be the origination of loans that are soundly underwritten and collateralized. The Bank's loan portfolios for commercial real estate and commercial loans increased in 2000. Loan growth in these portfolios caused the average balance of the loan portfolio to increase in 2000 by $6.8 million to $203.7 million. The average loan portfolio for 1999 was $196.9 million or $17.1 million greater than the 1998 average loan portfolio balance.

The following schedule lists the components of the loan portfolio as of December 31, for each of the past five years:






December 31,                          2000               1999                 1998                1997                1996
-----------------------------------------------------------------------------------------------------------------------------------
                                Balance   Percent  Balance   Percent    Balance   Percent    Balance  Percent  Balance     Percent
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Residential real estate loans:
 Fixed rate                     $ 44,350   20.0%    49,825     25.1%   $ 47,887     24.3%   $ 38,221    23.2%  $ 39,075      25.4%
 Adjustable rate                  33,576   15.1     30,232     15.3      31,845     16.2      33,672    20.5     35,252      23.0
                                --------  -----   --------    -----   ---------    -----    --------   -----   --------     -----
                                  77,926   35.1     80,057     40.4      79,732     40.5      71,893    43.7     74,327      48.4
                                --------          --------            ---------             --------           --------
Home equity loans:
 Fixed rate                       12,367    5.6      8,716      4.4       7,652      3.9       5,326     3.2      5,617       3.6
 Adjustable rate                   3,630    1.6      3,890      2.0       3,805      1.9       4,861     3.0      4,873       3.2
                                --------  -----   --------    -----   ---------    -----    --------   -----   --------     -----
                                  15,997    7.2     12,606      6.4      11,457      5.8      10,187     6.2     10,490       6.8
                                --------          --------            ---------             --------           --------
Commercial real estate loans:
 Fixed rate                       10,247    4.6     10,898      5.5       9,206      4.7       8,861     5.4     12,940       8.4
 Adjustable rate                  76,882   34.6     69,995     35.3      62,052     31.4      52,196    31.7     37,296      24.3
                                --------  -----   --------    -----   ---------    -----    --------   -----   --------     -----
                                  87,129   39.2     80,893     40.8      71,258     36.1      61,057    37.1     50,236      32.7
                                --------          --------            ---------             --------           --------

Construction loans                17,148    7.7      9,666      4.9      11,550      5.9       5,781     3.5      5,095       3.3
Loans held for sale                   --    0.0         --      0.0       8,950      4.5         682     0.4      1,158       0.8
Commercial loans                  22,602   10.2     13,143      6.6      12,558      6.4      12,942     7.9     10,317       6.7
Consumer loans                     1,243    0.6      1,733      0.9       1,605      0.8       1,958     1.2      1,980       1.3
                                --------  -----   --------    -----   ---------    -----    --------   -----   --------     -----
Total loans                      222,045  100.0%   198,098    100.0%    197,110    100.0%    164,500   100.0%   153,603     100.0%
                                          =====               =====                =====               =====                =====
Allowance for loan losses          3,685             3,381                3,272                3,144              3,633
                                --------          --------             --------             --------           --------
Loans, net                      $218,360          $194,717             $193,838             $161,356           $149,970
===================================================================================================================================


The Bank increases the investment portfolio through funds obtained from the FHLB, repurchase agreements and other borrowings when it is profitable to do so. The average balance of investment securities, including U.S. Treasury and Government Agency securities, mortgage-backed securities, other equity securities, and short-term investments was $190.5 million in 2000 as compared to $166.6 million in 1999 and $153.8 million in 1998. These securities represent 46% of the Bank's average assets at December 31, 2000 and 1999 and 44% of the Bank's average assets at December 31, 1999 and 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS (CONTINUED)


INTEREST BEARING LIABILITIES

The Bank's earning assets are primarily funded with deposits, securities sold under agreements to repurchase, FHLB advances and stockholders' equity. The Bank manages its interest bearing liabilities to maintain a stable source of funds while providing competitively priced deposit accounts. Interest bearing deposits include regular savings accounts, NOW and Super NOW accounts, money market accounts, and certificates of deposit.

In 2000 average total interest bearing liabilities were $347.2 million which was a $28.2 million or 8.8% increase from $319.0 million in 1999. Average total interest bearing deposits of $245.3 million comprised 71% of interest bearing liabilities in 2000 while in 1999 such deposits totaling $239.6 million comprised 75% of interest bearing liabilities.

Changing interest rates can affect the mix and level of various deposit categories. The higher average interest rate paid on certificates of deposit and money market accounts had an impact on the mix of deposits at year-end 2000 as compared to 1999 and resulted in an increase in the overall interest rate paid on deposits by 35 basis points. The average balance of certificates of deposit decreased by $0.4 million to $131.0 million in 2000. The average balance of money market investment accounts increased by $4.4 million to $48.2 million in 2000 and the average balance of NOW and Super NOW accounts increased by $2.1 million to $27.1 million in 2000.

Average borrowed funds in 2000 and 1999 were $101.9 million and $79.4 million, respectively, and includes advances from the FHLB and other borrowed funds. The increase in 2000 from 1999 is the result of the Bank using borrowed funds to purchase investment securities and fund loan growth.

RISK ASSETS
Risk assets consist of non-performing loans, OREO, and restructured loans. The following paragraphs define each of these categories. The components of risk assets as of year end for the past five years are as follows:



December 31,                                         2000        1999        1998          1997          1996
-------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Risk assets:
Non-performing loans:
 Residential real estate                             $ 10       $  --       $  66       $   428       $   387
 Commercial real estate                                --          --          --           624           766
 Consumer                                              --          --          --             1            --
                                                     ----       -----       -----       -------       -------
Total non-performing loans                             10          --          66)        1,053         1,153
                                                     ----       -----       -----       -------       -------

Other real estate owned:
 One to four family residential properties             --          --          --           177            --
 Condominiums                                          --          --          --            61            74

 Land                                                  77)         87          89           104           117

 Commercial real estate                                --         477         512           512           854
 OREO valuation allowance                             (45)        (45)        (45)          (45)         (306)
                                                     ----       -----       -----       -------       -------
Total other real estate owned                          32         519         556           809           739
                                                     ----       -----       -----       -------       -------
Total non-performing assets                            42         519         622         1,862         1,892
Restructured loans:
Commercial real estate                                 --          --          --            --            --
                                                     ----       -----       -----       -------       -------
Total risk assets                                    $ 42       $ 519       $ 622       $ 1,862       $ 1,892
==============================================================================================================
Risk assets as a percent of total loans and OREO      0.0%        0.3%        0.3%          1.1%          1.2%
==============================================================================================================
Risk assets as a percent of total assets              0.0%        0.1%        0.2%          0.5%          0.6%
==============================================================================================================

Non-performing loans consist of both a) loans 90 days or more past due, and b) loans placed on a non-accrual status because full collection of the principal balance is in doubt. Non-performing loans at December 31, 2000 were $10 thousand, a slight increase from zero at December 31, 1999 and down from $66 thousand at December 31, 1998.

The Bank actively monitors risk assets. The Bank attempts to work with delinquent borrowers in order to bring loans current. If the borrower is not able to bring the loan current, the Bank commences collection efforts. Valuation of property at foreclosure, and periodically thereafter, is based upon appraisals and management's best estimates of fair value less selling costs. The Bank's policy is to sell such property as quickly as possible at fair value.

ASSET/LIABILITY MANAGEMENT

Managing interest rate risk is fundamental to banking. The Bank has continued to manage its liquidity, capital, and GAP position so as to control its exposure to interest rate risk.

As of December 31, 2000, the Bank had interest rate sensitive assets which repriced or matured within one year of $178.4 million and interest rate sensitive liabilities which repriced or matured within one year of $182.2 million. As of December 31, 1999, the Bank had interest rate sensitive assets which matured or repriced within one year of $125.3 million and interest rate sensitive liabilities which repriced or matured within one year of $241.9 million.

INTEREST RATE SENSITIVITY

The Bank actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve a stable and rising flow of net interest income. The Asset/Liability Committee ("ALCO") using policies approved by the Board of Directors, is responsible for managing the Bank's rate sensitivity position.

The asset/liability management policy establishes guidelines for acceptable exposure to interest rate risk, liquidity, and capital. The objective of ALCO is to manage earning assets and liabilities to produce results which are consistent with the Bank's policy for net interest income, liquidity and capital and identify acceptable levels of growth, risk and profitability. ALCO establishes and monitors origination and pricing strategies consistent with ALCO policy. ALCO meets regularly to review the current economic environment, income simulation model and GAP analysis and implements appropriate changes in strategy that will manage the Bank's exposure to interest rate risk, liquidity and capital.

ALCO manages the Bank's interest rate risk using both income simulation and GAP analysis. Income simulation is used to quantify interest rate risk inherent in the Bank's consolidated balance sheet by showing the effect of a change in net interest income over a 24 month period. The income simulation model uses parallel interest rate shocks of up and down 200 basis points (bp) for earning assets and liabilities in the first year of the model. Interest rates are not shocked in the second year of the model. The composition of the Bank's consolidated balance sheet remains relatively well matched over the 24 month horizon with a slight bias towards liability sensitivity in the first year. The simulation takes into account the dates for repricing, maturing, prepaying and call options assumptions of various financial categories which may vary under different interest rate scenarios. Prepayment speeds are estimates for the Bank's loans and are adjusted according to the degree of rate changes. Call options and prepayment speeds for investment securities are estimates using industry standards for pricing and prepayment assumptions. The assumptions of financial instrument categories are reviewed before each simulation by ALCO in light of current economic trends. As of December 31, 2000, the income simulation model indicated some negative exposure of net interest income to declining interest rates to a degree that remains within tolerance levels established by the Bank's policy. The interest rate scenario used does not necessarily reflect ALCO's view of the "most likely" change in interest rates over the model's period. Furthermore, the model assumes a static consolidated balance sheet, these results do not reflect the anticipated future net interest income of the Bank for the same periods.

The following table summarizes the net interest income for the 24 month period of the Bank's consolidated balance sheet for earning assets and liabilities as of December 31, 2000 and 1999:

Net Interest Income Simulation Model Results:



                                                                                                  Interest Rate Shock
                                                                                            -------------------------------
                                                                                              down               up
December 31, 2000                                                      Flat Rates            200 bp            200 bp
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
     Year One                                                          $ 12,917             $ 12,770          $ 13,048
     Year Two                                                            13,130               13,111          $ 12,580
                                   -                                   --------             --------          --------
     Total net interest income for 2 year period                       $ 26,047             $ 25,881          $ 25,628
============================================================================================================================


                                                                                                  Interest Rate Shock
                                                                                            -------------------------------
                                                                                               down               up
December 31, 1999                                                     Flat Rates              200 bp            200 bp
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
     Year One                                                          $ 12,296             $ 13,096          $ 11,476
     Year Two                                                            12,644               14,144          $ 10,799
                                   -                                   --------             --------          --------
     Total net interest income for 2 year period                       $ 24,940             $ 27,240          $ 22,275
============================================================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS (CONTINUED)




The income simulation model reflects negative exposure to net interest income in a declining interest rate environment of 200 bp, which would result from shorter asset lives due to prepayment or refinancing of assets. Margins would narrow as deposits and borrowings are slower to reprice to lower interest rates.

The Bank's principal measure of interest rate risk is GAP analysis. GAP measurement attempts to analyze any mismatches in the timing of interest rate repricing between assets and liabilities. It identifies those balance sheet sensitivity areas which are vulnerable to unfavorable interest rate movements. As a tool of asset/liability management, the GAP position is compared with potential changes in interest rate levels in an attempt to measure the favorable and unfavorable effect such changes would have on net interest income. For example, when the GAP is positive, (i.e., assets reprice faster than liabilities) a rise in interest rates will increase net interest income; and, conversely, if the GAP is negative, a rise in rates will decrease net interest income. The accuracy of this measure is limited by unpredictable loan prepayments and the lags in the interest rate indices used for repricing variable rate loans.

The Bank's one-year cumulative GAP to total assets decreased from (29)% at December, 1999, to (1)% at December, 2000. The table below shows the interest rate sensitivity gap position as of December 31, 2000. The table excludes non-performing loans and assumes that all deposits except savings and NOWs will be withdrawn within the legal time period for withdrawal. This withdrawal of deposit assumption is not likely to occur.



RATE SENSITIVITY GAP POSITION
------------------------------------------------------------------------------------------------------------------------------
                                                                              Position/Volume
Time interval from December 31, 2000            0-3 Mo.       4-6 Mo.      7-12 Mo.       13-36 Mo.    37-60 Mo.       +60 Mo.
------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
EARNING ASSETS:
Investment securities held to maturity        $ 10,816      $  7,331       $ 17,406       $ 47,073      $ 27,288      $  7,892
Investments securities available for sale        7,701         4,271         13,555          2,630         3,536         1,212
Federal Home Loan Bank Stock and other
  earning assets                                21,377            --             --             --            --           122
Fixed rate mortgages loans                       2,928         2,564          4,833         15,996        11,624        18,772
Adjustable rate mortgages loans                 10,476         3,454          7,998         13,815         1,453            --
Consumer loans                                     844            75            233             53            --            38
Fixed rate commercial real estate loans          2,163           282            527          3,333         1,233         2,087
Adjustable rate commercial real
  estate loans                                  13,053         4,366          9,006         33,734        17,345            --
Construction loans                              13,898            --             --          3,000           250            --
Fixed rate commercial loans                        452           394            721          1,180           198           300
Adjustable rate commercial loans                16,970            46            669          1,672            --            --
                                              --------      --------       --------       --------      --------      --------
Total earning assets                           100,678        22,783         54,948        122,486        62,927        30,423
                                              --------      --------       --------       --------      --------      --------
INTEREST BEARING LIABILITIES:
Savings and escrow accounts                         --            --             --             --            --        39,326
NOW and Super Now accounts                          --            --             --             --            --        29,731
Money market accounts                           51,344            --             --             --            --            --
Certificates of deposit and retirement
  accounts                                      34,648        17,163         51,754         31,081         4,791            --
FHLB advances and other borrowed funds           2,134        24,386            790         26,712         5,016        27,123
                                              --------      --------       --------       --------      --------      --------
Total interest bearing liabilities              88,126        41,549         52,544         57,793         9,807        96,180
                                              --------      --------       --------       --------      --------      --------
INTEREST SENSITIVITY GAP                      $ 12,552      $(18,766)      $  2,404       $ 64,693      $ 53,120      $(65,757)
==============================================================================================================================
CUMULATIVE GAP                                $ 12,552      $ (6,214)      $ (3,810)      $ 60,883      $114,003      $ 48,246
==============================================================================================================================
CUMULATIVE GAP AS A PERCENT OF TOTAL
  ASSETS                                             3%           (2%)           (1%)           15%           28%           12%
==============================================================================================================================


LIQUIDITY

Managing liquidity involves planning to meet anticipated funding needs at a reasonable cost, as well as contingency plans to meet unanticipated funding needs or a loss of funding sources. The following factors are considered in managing liquidity; marketability of assets, the sources and stability of funding and the level of unfunded commitments. The Bank's loans and investments are primarily funded by deposits, Federal Home Loan Bank advances, securities sold under agreements to repurchase and stockholders' equity.

The investment portfolio is one of the primary sources of liquidity for the Bank. Maturities of securities provide a flow of funds which are available for cash needs such as loan originations and net deposit outflows. In addition, the investment portfolio consists of high quality, and, therefore, readily marketable, U.S. Treasury and Government Agency obligations. At December 31, 2000, the Bank's investment securities and mortgage-backed securities available for sale totaled $33.0 million which is available to meet the Bank's liquidity needs.

Loan maturities and amortization as well as deposit growth provide a constant flow of funds. In addition, the Bank has two overnight lines of credit totaling $11.8 million to meet short-term liquidity needs. The Bank did not utilize these overnight lines at December 31, 2000 and had the full $11.8 million available.

CAPITAL ADEQUACY

The Bank is required to maintain a leverage capital ratio of 5% and risk-based capital ratios of at least 10% in order to be categorized as "well capitalized" in accordance with definitions in regulatory guidelines promulgated by the FDIC. At December 31, 2000 and 1999, the Bank's leverage and risk-based capital ratios exceeded the required levels for a "well-capitalized" bank. The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below applicable capital requirements or if such declaration and payments would otherwise violate regulatory requirements.

IMPACT OF INFLATION AND CHANGING PRICES

A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the Bank's ability to react to changes in interest rates and by such reaction reduce the impact of inflation on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide net interest income fluctuations, including those resulting from inflation.

Various information shown elsewhere in this Annual Report will assist in the understanding of how well the Bank is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distributions, the compositions of the loan and security portfolios and the data on the interest rate sensitivity of loans and deposits should be considered.


                  [AVERAGE EQUITY TO AVERAGE ASSETS BAR GRAPH]


1996          1997          1998          1999          2000
7.78%        9.00%         11.96%        12.47%        12.06%

                       REPORT OF MANAGEMENT RESPONSIBILITY



The management of Lawrence Savings Bank is responsible for the preparation and integrity of the financial statements and other financial information contained in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry and, accordingly, include amounts based on management's best estimates and judgments.


Management has established and is responsible for maintaining internal accounting controls designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets, and the prevention and detection of irregularities. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed the benefits derived. The internal accounting control system is augmented by written policies and guidelines, careful selection and training of qualified personnel, a written program of internal audits, appropriate review by management, and a written code of professional conduct for directors and officers.


Lawrence Savings Bank's Board of Directors has an Audit Committee composed solely of independent directors. The Committee meets periodically with management, the internal auditors and KPMG LLP ("KPMG") to review the work of each and to inquire of each as to their assessment of the performance of the others in their work relating to the Bank's financial statements. Both the independent and internal auditors have, at all times, the right of full access to the Audit Committee, without management present, to discuss any matter they believe should be brought to the attention of the Committee.


Management recognizes that there are inherent limitations in the effectiveness of any internal control system. However, management believes that as of December 31, 2000 the Bank's internal accounting controls provide reasonable assurance as to the integrity and reliability of the financial statements and related financial information.


The independent auditors, KPMG, are recommended to the Board of Directors by the Audit Committee, appointed by the Board of Directors, and ratified by the stockholders. KPMG's audits include reviews and tests of the Bank's internal controls to the extent they believe necessary to determine and conduct the audit procedures that support their report. Members of that firm also have the right of full access to each member of management in conducting their audits. The report of KPMG appears on the next page.



/s/ Paul A. Miller                                  /s/ John E. Sharland

Paul A. Miller                                     John E. Sharland
President and                                      Senior Vice President and
Chief Executive Officer                            Chief Financial Officer



December 31, 2000

                          INDEPENDENT AUDITORS' REPORT



THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAWRENCE SAVINGS BANK:



We have audited the accompanying consolidated balance sheets of Lawrence Savings Bank and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lawrence Savings Bank and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                              /s/ KPMG LLP


Boston, Massachusetts
January 19, 2001

                           CONSOLIDATED BALANCE SHEETS



December 31,                                                                    2000           1999
---------------------------------------------------------------------------------------------------
(Dollars in Thousands)
ASSETS:
Cash and due from banks                                                    $   7,086      $   7,597

Fed funds sold                                                                15,427             --
                                                                           ---------      ---------
Total cash and cash equivalents                                               22,513          7,597

Investment securities held to maturity
 market value of $118,393 in 2000 and $118,433 in 1999 (notes 2 and 7)       117,806        120,862

Investment securities available for sale
 amortized cost of $32,840 in 2000 and $57,742 in 1999 (notes 2 and 7)        33,027         56,910

Federal Home Loan Bank stock, at cost (note 3)                                 5,950          5,950

Loans, net of allowance for loan losses of $3,685 in 2000
 and $3,381 in 1999 (notes 4 and 7)                                          218,360        194,717

Bank premises and equipment (note 5)                                           3,337          3,337

Accrued interest receivable                                                    2,969          2,821

Other real estate owned                                                           32            519

Deferred income tax asset (note 8)                                             7,511          9,856

Other assets                                                                   1,585          1,603
                                                                           ---------      ---------
Total assets                                                               $ 413,090      $ 404,172
===================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Interest bearing deposits (note 6)                                         $ 259,325      $ 236,416

Non-interest bearing deposits (note 6)                                        11,223          9,624

Federal Home Loan Bank advances (note 7)                                      82,283         69,496

Other borrowed funds (note 7)                                                  3,878         34,671

Advance payments by borrowers for taxes and insurance                            513            650

Other liabilities                                                              3,555          4,907
                                                                           ---------      ---------
Total liabilities                                                            360,777        355,764
                                                                           ---------      ---------

Commitments and contingencies (notes 5, 11 and 12):

Stockholders' equity (notes 9 and 10):

Preferred stock, $.10 par value; 5,000,000
 shares authorized, none issued                                                   --             --

Common stock, $.10 par value; 20,000,000
 shares authorized; 4,364,800 and 4,356,800
 shares issued and outstanding at December 31,
 2000 and 1999, respectively                                                     436            436

Additional paid-in capital                                                    57,711         57,668

Accumulated deficit                                                           (5,956)        (9,145)

Accumulated other comprehensive (loss) income                                    122           (551)
                                                                           ---------      ---------
Total stockholders' equity                                                    52,313         48,408
                                                                           ---------      ---------
Total liabilities and stockholders' equity                                 $ 413,090      $ 404,172
===================================================================================================


The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS



Year Ended December 31,                                             2000             1999             1998
----------------------------------------------------------------------------------------------------------
(In Thousands, Except Share Data)
Interest and dividend income:
Loans                                                        $    17,139      $    15,973      $    15,445
Investment securities held to maturity                             8,089            6,968            6,526
Investment securities available for sale                           3,202            2,715            2,580
Federal Home Loan Bank stock                                         454              334              275
Other interest income                                                153              107              234
                                                             -----------      -----------      -----------
Total interest and dividend income                                29,037           26,097           25,060
----------------------------------------------------------------------------------------------------------
Interest expense:
Deposits (note 6)                                                  9,930            8,875           10,546
Borrowed funds                                                     4,525            3,041            2,511
Securities sold under agreements to repurchase and
 other borrowed funds                                              1,903            1,267              200
                                                             -----------      -----------      -----------
Total interest expense                                            16,358           13,183           13,257
----------------------------------------------------------------------------------------------------------
Net interest income                                               12,679           12,914           11,803
Provision for loan losses (note 4)                                   250               75              450
                                                             -----------      -----------      -----------
Net interest income after provision for loan losses               12,429           12,839           11,353
----------------------------------------------------------------------------------------------------------
Non-interest income:
Loan servicing fees                                                  281              319              527
Deposit account fees                                                 500              490              400
Gains (losses) on sales of mortgage loans, net                        47             (205)             272
Loss on sale of investment securities available for sale             (41)              --               --
Other income                                                         337              240              181
                                                             -----------      -----------      -----------
Total non-interest income                                          1,124              844            1,380
----------------------------------------------------------------------------------------------------------
Non-interest expense:
Salaries and employee benefits                                     5,033            5,116            4,853
Occupancy and equipment expenses                                     763              769              845
Professional expenses                                                496            1,401            1,060
Data processing expenses                                             590              550              423
Insurance expenses                                                   139              117              125
Other expenses                                                     1,355            1,394            1,419
                                                             -----------      -----------      -----------
Total non-interest expense                                         8,376            9,347            8,725
----------------------------------------------------------------------------------------------------------
Income before income taxes                                         5,177            4,336            4,008
Income tax expense (benefit) (note 8)                                854            1,582           (4,800)
                                                             -----------      -----------      -----------
Net income                                                   $     4,323      $     2,754      $     8,808
==========================================================================================================

Average shares outstanding                                     4,360,415        4,353,286        4,321,250
Average diluted shares outstanding                             4,434,645        4,468,529        4,521,949
==========================================================================================================

Basic earnings per share                                     $      0.99      $      0.63      $      2.04
Diluted earnings per share                                   $      0.97      $      0.61      $      1.95
==========================================================================================================


The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY



                                                                                           Net Unrealized
                                                               Additional                   Gains (Losses)         Total
                                                    Common      Paid-in    Accumulated      on Securities       Stockholders'
Years Ended                                          Stock       Capital     Deficit      Available for Sale       Equity
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Balance at December 31, 1997                        $   429      $57,185     $(20,054)         $  50              $ 37,610
 Net income                                              --           --        8,808             --                 8,808
 Other comprehensive income
   unrealized gain (loss) on securities
   available for sale (tax effect $42)                   --           --           --             81                    81
                                                                                                                  --------
      Total comprehensive income                                                                                     8,889
 Exercise of stock options                                4          210           --             --                   214
                                                    -------      -------     --------          -----              --------
Balance at December 31, 1998                            433       57,395      (11,246)           131                46,713
 Net income                                              --           --        2,754             --                 2,754
 Other comprehensive income
   unrealized gain (loss) on securities
   available for sale (tax effect $348)                  --           --           --           (682)                 (682)
                                                                                                                  --------
      Total comprehensive income                                                                                     2,072
 Exercise of stock options                                3          273           --             --                   276
 Dividends declared and paid ($0.15 per share)           --           --         (653)            --                  (653)
                                                    -------      -------     --------          -----              --------
Balance at December 31, 1999                            436       57,668       (9,145)          (551)               48,408
 Net income                                              --           --        4,323             --                 4,323
 Other comprehensive income
   unrealized gain (loss) on securities
   available for sale (tax effect $346), net of
    reclassification                                     --           --           --            673                   673
                                                                                                                  --------
      Total comprehensive income                                                                                     4,996
 Exercise of stock options                               --           43           --             --                    43
 Dividends declared and paid ($0.26 per share)           --           --       (1,134)            --                (1,134)
                                                    -------      -------     --------          -----              --------
Balance at December 31, 2000                        $   436      $57,711     $ (5,956)         $ 122              $ 52,313
=============================================================================================================================


                                                      2000
-----------------------------------------------------------------------------------------------------------------------------
Disclosure of reclassification amount:
Gross unrealized appreciation arising
 during the period                                  $   980
Tax effect                                             (333)
                                                    -------
Unrealized holding appreciation,
 net of tax                                             647
                                                    -------
Less: reclassification adjustment for losses
 included in net income (tax effect $15)                (26)
                                                    -------
Unrealized appreciation on securities,
 net of reclassification                            $   673
=============================================================================================================================

The bank had no sales of investment securities during 1999 and 1998.

The accompanying notes are an integral part of these financial statements.

                             CONSOLIDATED STATEMENTS
                                  OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                            2000           1999            1998
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)

Cash flow from operating activities:

Net income                                                                              $     4,323    $     2,754    $     8,808
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                                       250             75            450
(Gains) losses on sales of mortgage loans and mortgage-backed securities                        (47)           205           (272)
Losses on investment securities available for sale                                               41           --             --
Gains on sale of OREO                                                                           (39)          --               (6)
Depreciation and amortization of premises and equipment, investments and other assets           762            820            755
Loans originated for sale                                                                    (2,485)        (7,694)       (21,497)
Proceeds from sales of mortgage loans and mortgage-backed securities                          2,532         16,439         13,501
(Increase) decrease in accrued interest receivable                                             (148)          (725)           851
Decrease (increase) in deferred income tax asset                                              1,999          1,141         (5,215)
Decrease  (increase) in other assets                                                             18           (569)            74
(Decrease) increase in advance payments by borrowers                                           (137)           110             53
(Decrease) increase in other liabilities                                                     (1,352)          (166)           183
                                                                                            -------        -------        -------

Net cash provided by (used in) operating activities                                           5,717         12,390         (2,315)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity                            8,611         15,765         50,888)
Proceeds from maturities of investment securities available for sale                           --            4,000         15,000
Purchases of investment securities held to maturity                                         (16,430)       (65,357)       (21,215)
Purchases of investment securities available for sale                                          --          (29,433)       (11,697)
Purchases of mortgage-backed securities held to maturity                                       --           (8,368)          --
Purchases of mortgage-backed securities available for sale                                     --           (4,905)          --
Proceeds from sales of investment securities available for sale                              21,899           --             --
Principal payments of securities held to maturity                                            10,748         16,498         20,090
Principal payments of securities available for sale                                           2,775          6,219         10,314
Purchase of Federal Home Loan Bank stock                                                       --           (1,650)          --
Purchase of other equity securities                                                            --             (122)          --
Increase in loans, net                                                                      (23,893)        (9,904)       (24,664)
Proceeds from sales of OREO                                                                     526             37            259
Purchases of Bank premises and equipment                                                       (448)          (346)          (532)
                                                                                            -------        -------        -------

Net cash provided by (used in) investing activities                                           3,788        (77,566)        38,443
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in deposits                                                          24,508         (7,461)          (961)
Additions to Federal Home Loan Bank advances                                                695,950      1,123,600         31,000
Payments on Federal Home Loan Bank advances                                                (683,163)    (1,086,104)       (59,000)
(Decrease) increase in other borrowed funds                                                 (30,793)        32,457         (1,182)
Dividends paid                                                                               (1,134)          (653)          --
Proceeds from exercise of stock options                                                          43            276            214
                                                                                            -------        -------        -------
Net cash provided by (used in) financing activities                                           5,411         62,115        (29,929)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                         14,916         (3,061)         6,199
Cash and cash equivalents, beginning of year                                                  7,597         10,658          4,459
                                                                                            -------        -------        -------

Cash and cash equivalents, end of year                                                  $    22,513    $     7,597    $    10,658
====================================================================================================================================
Cash paid during the year for:
  Interest on deposits and borrowed funds                                               $    16,098    $    13,135    $    13,367
  Income taxes                                                                                  179            366            136
Supplemental Schedule of non-cash activities:

Change in valuation of investment securities available for sale                               1,019          1,030            123
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.

                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: A BASIS OF PRESENTATION - The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Accordingly, management is required to make estimates and assumptions that affect amounts reported in the balance sheets and statements of operations. Actual results could differ significantly from those estimates and judgments. Material estimates that are particularly susceptible to change relate to the allowance for loan losses and the deferred tax asset.

The Bank is subject to the regulations of, and periodic examination by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC up to $100,000 per account, as defined by the FDIC and the Depositors Insurance Fund for customer deposit amounts in excess of $100,000.

The consolidated financial statements include the accounts of Lawrence Savings Bank and its wholly-owned subsidiaries, Pemberton Corporation, Shawsheen Security Corporation, Shawsheen Security Corporation II and Spruce Wood Realty Trust. All inter-company balances and transactions have been eliminated in consolidation. The Bank has one reportable operating segment.

Certain amounts in prior periods have been re-classified to conform to the current presentation.

INVESTMENT AND MORTGAGE-BACKED SECURITIES - Debt securities that the Bank has the intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost; debt, mortgage-backed and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" and reported at fair value, with unrealized gains and losses included in earnings; and debt, mortgage-backed and equity securities not classified as either held to maturity or trading are classified as "available for sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income, net of estimated income taxes.

Premiums and discounts on investments and mortgage-backed securities are amortized or accreted into income by use of the interest method. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value and the amount of the write-down is included as a charge to earnings. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

EQUITY SECURITIES - Includes stock received as a result of the reorganization of the Savings Bank Life Insurance Company of Massachusetts ("SBLI") and Northeast Retirement Services ("NRS"). The Bank's holdings of SBLI stock was sold in its entirety in the fourth quarter 2000. SBLI stock, which is closely held and not publicly traded, is carried at a value established by an independent third party at the time the Bank received the shares. NRS stock is closely held and not publicly traded and is carried at cost. Dividend income is recorded when dividends are declared.


INTEREST ON LOANS - Interest on loans is accrued as earned. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. It is management's policy to discontinue the accrual of interest on a loan when there is a reasonable doubt as to its collectibility. Interest on loans 90 days or more contractually delinquent is generally excluded from interest income. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on loans that have been 90 days or more past due only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are expected to be fully collectible as to both principal and interest.

ALLOWANCE FOR LOAN LOSSES - Losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to operations on the basis of many factors including the risk characteristics of the portfolio, current economic conditions and trends in loan delinquencies and charge-offs. When management believes that the collection of a loan's principal balance is unlikely, the principal amount is charged against the allowance. Recoveries on loans which have been previously charged off are credited to the allowance as received.

Management's methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance, specific allowances for indentified problem loans and an unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans, in each case based on the internal risk grade of such loans. Changes in risk grades affect the amount of the formula allowance. Loss factors are based on the Bank's historical loss experience as well as regulatory guidelines.

Specific allowances are established in cases where management has indentified significant conditions related to a credit that management believes that the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance recognizes the model and estimation risk associated with the formula allowance and specific allowances as well as management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on judgments different from those of management.

Impaired loans are commercial, commercial real estate, and individually significant residential mortgage and consumer loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans except those loans that are accounted for at fair value or at lower of cost or fair value are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rates.

LOAN FEES - Loan origination fees, net of direct loan acquisitions costs, are deferred and recognized over the contractual life of the loan as an adjustment of the loan's yield using a basis, which approximates the interest method. Amortization of loan fees is discontinued once a loan is designated as non-accrual status. When loans are sold or paid-off, the unamortized portion of net fees and costs is credited to income.

MORTGAGE BANKING ACTIVITIES - Loans held for sale are valued at the lower of their amortized cost or market value. The Bank, from time to time, enters into forward commitments to sell loans or mortgage-backed securities for the purpose of reducing interest rate risk associated with the origination of loans for sale. Unrealized gains and losses on contracts used to hedge the Bank's closed loans and the pipeline of loans expected to close are considered in adjusting carrying values of loans and mortgage-backed securities held for sale. Gains or losses on sales of loans are recognized to the extent that the sale proceeds exceed or are less than the carrying amount of the loans. Gains and losses are determined using the specific identification method.

When loans are sold with servicing rights retained, the Bank allocates the carrying amount of the loans between the underlying asset sold and the rights retained, based on their relative fair values. The resulting mortgage servicing rights are amortized over the period of estimated net servicing income using a method which approximates the interest method. Actual prepayment experience is reviewed periodically. When actual prepayments exceed estimated prepayments, the balance of the mortgage servicing rights is adjusted accordingly. Periodically, the mortgage servicing rights are assessed for impairment based on the fair value of such rights using market prices.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less allowances for depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter.

OTHER REAL ESTATE OWNED - Other real estate owned (OREO) is comprised of foreclosed properties where the Bank has formally received title or has possession of the collateral. Properties are carried at the lower of the investment in the related loan or the estimated fair value of the property or collateral less selling costs.

INCOME TAXES - Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax valuation allowances are established and based on management's judgment as to whether it is more likely than not that all or some portion of the future tax benefits of prior operating losses will be realized.

PENSION EXPENSE - The Bank is a participant in a multiple employer defined benefit pension plan. Pension expense is recorded as the liability is incurred. The method recognizes the compensation cost of an employee's pension benefit over the employee's appropriate service period. Funding is provided as required by the Savings Banks Employees' Retirement Association.

EARNINGS PER SHARE - Basic EPS is calculated based on the weighted average number of common shares outstanding during each period. Stock options outstanding, accounted for under the Treasury Stock Method, had a dilutive effect on the computation of diluted EPS.

RECENT ACCOUNTING DEVELOPMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. These statements also provide for matching the timing of gain or loss recognition on the hedged asset or liability that is attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Bank adopted these statements on January 1, 2001. The adoption of these statements did not have a material effect on the Bank's consolidated financial statements.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

(2) INVESTMENT SECURITIES
Proceeds from sales of investments available for sale totaled $21.9 million, realized gains totaled $52 thousand and realized losses totaled $93 thousand for the year ended December 31, 2000. There were no sales of investment securities during 1999 and 1998. The amortized cost and market value of investment securities at December 31 follows:

                                                   2000                                              1999
                                 -----------------------------------------------   -------------------------------------------------
                                                Unrealized                                           Unrealized
                                 Amortized      -------------------       Market   Amortized       ------------------      Market
                                 Cost            Gain          Loss       Value     Cost           Gain          Loss      Value
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Investment securities held
  to maturity:

US Treasury obligations          $   6,041   $      86    $      --    $   6,127   $   6,059   $      --    $     (66)   $   5,993
US Government
 Agency obligations                 38,705         600         (116)      39,189      36,696          43         (758)      35,981
Mortgage-backed securities          18,868          82         (122)      18,828      23,477          38         (473)      23,042
Asset-backed securities             31,220         257          (96)      31,381      31,989          17         (475)      31,531
Corporate obligations               22,912         134         (238)      22,808      22,528          --         (754)      21,774
Municipal obligations                   60          --           --           60         113          --           (1)         112
                                 ---------   ---------    ---------    ---------   ---------   ---------    ---------    ---------
                                 $ 117,806   $   1,159    $    (572)   $ 118,393   $ 120,862   $      98    $  (2,527)   $ 118,433
====================================================================================================================================
Investment securities
    available for sale:

US Treasury obligations          $   6,091   $      --    $     (35)   $   6,056   $  26,563   $      --    $    (715)   $  25,848
US Government
 Agency obligations                  5,999          --          (12)       5,987       5,989          --         (115)       5,874
Mortgage-backed securities           9,439          55          (13)       9,481      13,099          91          (47)      13,143
Asset-backed securities              8,269          94           (3)       8,360       8,722          --          (37)       8,685
Corporate obligations                2,920         101           --        3,021       2,899          --           (9)       2,890
Equity securities                      122          --           --          122         470          --           --          470
                                 ---------   ---------    ---------    ---------   ---------   ---------    ---------    ---------
                                 $  32,840   $     250    $     (63)   $  33,027   $  57,742   $      91    $    (923)   $  56,910
====================================================================================================================================

The following table is a summary of the contractual maturities of investment securities held to maturity and available for sale at December 31, 2000. These amounts exclude equity securities, which have no contractual maturities.

Mortgage-backed securities consist of FHLMC, FNMA, and GNMA certificates. Mortgage-backed and asset-backed securities are shown at their final contractual maturity date but are expected to have shorter average lives.

                                                        HELD TO MATURITY                      AVAILABLE FOR SALE
                                        -------------------------------------------   ----------------------------------------------
                                        Amortized          Market       Weighted       Amortized         Market          Weighted
December 31, 2000                            Cost          Value      Avg. Yield            Cost          Value         Avg. Yield
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
US Treasury & Agencies obligations
Within 1 year                            $  7,996       $  7,969            5.48%       $  5,999       $  5,987            5.52%
1 to 2 years                                2,997          2,987            5.70           6,091          6,056            4.91
2 to 3 years                               12,028         12,132            5.76              --             --             -
3 to 5 years                               17,726         18,283            6.12              --             --             -
5 to 10 years                               3,999          3,945            6.58              --             --             -
                                         --------       --------                        --------       --------
                                           44,746         45,316            5.92          12,090         12,043            5.21
                                         --------       --------                        --------       --------
Mortgage-backed securities:
Within 1 year                                 372            370            6.26           1,399          1,389            7.00
1 to 2 years                                  187            187            6.61              --             --             -
2 to 3 years                                1,068          1,064            6.08              --             --             -
3 to 5 years                                3,997          3,951            5.66             347            345            6.57
5 to 10 years                               4,481          4,461            6.32              --             --             -
After 10 years                              8,763          8,795            6.77           7,693          7,747            6.87
                                         --------       --------                        --------       --------
                                           18,868         18,828            6.38           9,439          9,481            6.88
                                         --------       --------                        --------       --------
Asset-backed securities:
5 to 10 years                               9,491          9,605            6.67           5,349          5,350            6.44
After 10 years                             21,729         21,776            6.59           2,920          3,010            7.59
                                         --------       --------                        --------       --------
                                           31,220         31,381            6.61           8,269          8,360            6.85
                                         --------       --------                        --------       --------
Corporate obligations

Within 1 year                               2,108          2,126            7.10              --             --             -
1 to 2 years                                4,034          4,012            6.07              --             --             -
2 to 3 years                               11,161         11,002            5.75              --             --             -
3 to 5 years                                2,067          2,010            6.00           2,920          3,021            7.28
5 to 10 years                               2,042          2,135            7.42              --             --             -
After 10 years                              1,500          1,523           11.00              --             --             -
                                         --------       --------                        --------       --------
                                           22,912         22,808            6.45           2,920          3,021            7.28
                                         --------       --------                        --------       --------
Municipal obligations

Within 1 year                                  60             60            8.50              --             --             -
                                         --------       --------                        --------       --------
                                         $117,806       $118,393            6.25%       $ 32,718       $ 32,905            6.26%
===================================================================================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This right may cause actual maturities and yields to differ from the contractual maturities summarized above. As of December 31, 2000, the Bank had callable investment securities with a par value of $21.0 million and $2.2 million in the held to maturity and available for sale portfolios, respectively.

(3) FEDERAL HOME LOAN BANK STOCK

The Bank is required to own stock of the Federal Home Loan Bank of Boston ("FHLB"). The minimum investment is 5% of outstanding FHLB advances, or 1% of outstanding residential mortgages, whichever is largest. The Bank receives an amount equal to the par value of the stock when excess stock is redeemed.

(4)  LOANS

The following table shows the components of the loan portfolio:

December 31,                                2000                      1999
--------------------------------------------------------------------------------
(In Thousands)
Residential mortgage                     $  77,926                 $  80,057
Home equity                                 15,997                    12,606
Construction                                17,148                     9,666
Commercial real estate                      87,129                    80,893
Commercial                                  22,602                    13,143
Consumer                                     1,243                     1,733
                                         ---------                 ---------
Total loans                                222,045                   198,098
Allowance for loan losses                   (3,685)                   (3,381)
                                         ---------                 ---------
                                         $ 218,360                 $ 194,717
===============================================================================

The previous table includes deferred loan origination fees. These amounts total $0.2 million and $0.2 million at December 31, 2000 and 1999, respectively.

Mortgage loans serviced by the Bank for others amounted to $65.4 million and $69.8 million at December 31, 2000 and 1999, respectively.

Non-performing loans at December 31, 2000 and 1999 amounted to $10.0 thousand and zero, respectively. There were no impaired loans at December 31, 2000 and 1999.

In the ordinary course of business, the Bank makes loans to its Directors and Officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with other borrowers. An analysis of total related party loans for the year ended December 31, 2000 follows:


    Balance at                                         Balance at
 January 1, 2000       Additions       Repayments     December 31, 2000
--------------------------------------------------------------------------------
(In Thousands)
    $1,957             $  160          $  118              $1,999
================================================================================

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

The following table summarizes activity in the allowance for loan losses:

Years Ended December 31,             2000            1999           1998
--------------------------------------------------------------------------------
(In Thousands)
Balance at beginning of year       $ 3,381        $ 3,272        $ 3,144
  Total charge-offs                    (28)           (17)          (455)
Total recoveries                        82             51            133
                                   -------        -------        -------
Net recoveries (charge-offs)            54             34           (322)
Provision for loan losses              250             75            450
                                   -------        -------        -------
Balance at end of year             $ 3,685        $ 3,381        $ 3,272
================================================================================

(5) BANK PREMISES AND EQUIPMENT
The following table shows the components of premises and equipment:


At December 31,                                        2000         1999
--------------------------------------------------------------------------------
(In Thousands)
Premises                                             $3,486       $3,424
Equipment                                             2,017        1,641
Leasehold improvements                                  336          326
                                                     ------       ------
                                                      5,839        5,391
Less accumulated depreciation and amortization        2,502        2,054
                                                     ------       ------
                                                     $3,337       $3,337
===============================================================================

Depreciation and amortization expense for the years ended December 31, 2000, 1999, and 1998 amounted to $448,000, $435,000, and $393,000, respectively.

Rent expense for leased premises for the years ended December 31, 2000, 1999 and 1998 amounted to $143,000, $140,000, and $246,000, respectively.

The Bank is obligated, under non-cancelable leases for premises and equipment, for minimum payments in future periods of $142,000 for each of the years 2001, 2002, $103,000 in 2003, and $83,000 in 2004 and 2005.

(6)  DEPOSITS

The following table shows the components of deposits at December 31, 2000 and 1999 and the range of interest rates paid as of December 31, 2000.

                                                   Rates as of
                                                   December 31,
December 31,                                          2000             2000           1999
-----------------------------------------------------------------------------------------------
(In Thousands)

Interest bearing accounts:
  NOW and Super NOW accounts                       0.50-1.00%       $ 29,731       $ 26,072
  Savings accounts                                 1.25-2.00%         38,813         38,403
  Money market investment accounts                 0.25-5.00%         51,344         43,171
  Certificates of deposit                          4.30-7.02%        112,239        101,195
  Retirement accounts                              4.30-7.00%         27,198         27,575
                                                                   ---------      ---------
  Total interest bearing deposits                                    259,325        236,416

Non-interest bearing demand deposit accounts               --         11,223          9,624
                                                                   ---------      ---------
                                                                    $270,548       $246,040
===============================================================================================

The components of interest expense on deposits were as follows:

Years ended December 31,                  2000          1999          1998
--------------------------------------------------------------------------------
(In Thousands)

NOW and Super NOW accounts             $   138       $   126       $   202
Savings accounts                           774           777           817
Money market investment accounts         1,935         1,424         1,335
Certificates of deposit                  5,623         5,002         6,394
Retirement accounts                      1,460         1,546         1,798
                                       -------       -------       -------
                                       $ 9,930       $ 8,875       $10,546
================================================================================

The amount and weighted average interest rate on certificates of deposit, including retirement accounts, by periods to maturity are summarized as follows:



                                            Equal to                   Weighted
                                Less       and greater                  Average
                                than          than                      Interest
December 31, 2000            $100,000       $100,000         Total        Rate
-------------------------------------------------------------------------------
(Dollars in Thousands)

3 months or less             $ 26,930       $  7,704       $ 34,634        5.49%
From three to six months       14,668          2,399         17,067        5.16
From six to twelve months      40,480         11,382         51,862        6.24
From one to two years          23,589          4,720         28,309        6.29
From two to three years         1,933            842          2,775        5.61
Three years and thereafter      4,790             --          4,790        5.66
                             --------       --------       --------        ----
                             $112,390       $ 27,047       $139,437        5.90%
===============================================================================

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

(7) FEDERAL HOME LOAN BANK ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS The FHLB permits member institutions to borrow funds for various purposes. Outstanding advances at December 31, 2000 are collateralized by a blanket lien against residential mortgages and other qualifying collateral.

Advances outstanding are as follows:

December 31,                                             2000                                         1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Weighted Average                       Weighted Average
Maturity                                            Amount             Interest Rate            Amount       Interest Rate
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
2000                                              $    --                    -- %               $49,200           5.67%
2001                                               24,000                   6.60%                    --             --
2002                                               18,000                   6.40                  3,000           5.50
2003                                               10,000                   6.14                  2,000           5.84
2005                                                5,000                   6.23                     --             --
2006                                                   --                     --                 10,000           5.22
2007                                                5,000                   6.20                     --             --
2009                                                  283                   6.42                  5,000           5.32
2010                                               20,000                   6.03                     --             --
2014                                                   --                     --                    296           6.42
                                                  -------                -------                -------        -------
                                                  $82,283                   6.31%               $69,496           5.58%
====================================================================================================================================

The Bank may enter into agreements to repurchase securities sold. These agreements are treated as secured borrowings and the obligations to repurchase securities sold are reflected as liabilities and the securities collateralized by the agreements remain as assets. Generally, the outstanding collateral consists of U.S. Treasury and Government Agency obligations and are held by third party custodians.

Other borrowed funds at December 31, 2000 and 1999 consist of secured borrowings of $3.9 million and $34.7 million bearing an average interest rate of 9.53% and 5.23%, respectively. Included in the $34.7 million of other borrowed funds at December 31, 1999 is $32.5 million of short-term Federal Reserve Bank of Boston
(FRB) advances at an average interest rate of 5.00% which was the first year that the Bank utilized the FRB for advances.

(8) INCOME TAXES

An analysis of income tax expense (benefit) follows:

Year Ended December 31,                                                           2000                1999                     1998
-----------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Current expense:
 Federal                                                                      $    69                $   375                $    79
 State                                                                             76                     66                    336
                                                                              -------                -------                -------
 Total current expense                                                            145                    441                    415
Deferred expense (benefit):
 Federal                                                                        1,462                  1,166                  1,167
 State                                                                             83                    142                     28
Change in valuation reserve                                                        15                   (167)                (6,410)
                                                                              -------                -------                -------
 Total deferred expense (benefit)                                               1,560                  1,141                 (5,215)
Change in estimate for tax contingencies                                         (851)                    --                     --
                                                                              -------                -------                -------
Total income tax expense (benefit)                                            $   854                $ 1,582                $(4,800)
====================================================================================================================================

A reconciliation of the difference between the expected federal income tax expense computed by applying the federal statutory rate of 34% to the amount of actual income tax expense is as follows:

Year Ended December 31,                                                          2000                   1999                   1998
-----------------------------------------------------------------------------------------------------------------------------------
(In Thousands)

Expected federal income tax expense                                           $ 1,760                $ 1,474                $ 1,363
Items affecting expected tax:
 State income tax, net of federal benefit                                         105                    137                    240
 Other                                                                           (175)                   138                      7
 Change in valuation reserve                                                       15                   (167)                (6,410)
  Change in estimate for tax contingencies                                       (851)                    --                     --
                                                                              -------                -------                --------
Total income tax benefit                                                      $   854                $ 1,582                $(4,800)
===================================================================================================================================

The tax effects of temporary differences (the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis) that give rise to deferred tax assets and liabilities are as follows:

Year Ended December 31,                                                                                2000                    1999
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)

Deferred tax assets:
 Allowance for loan losses                                                                         $  2,416                $  2,300
 Net operating loss carryforward                                                                      3,969                   5,720
 Alternative minimum tax carryforward                                                                   236                     148
 Pension costs                                                                                          517                     662
 Loan origination fees                                                                                   32                      84
 Depreciation                                                                                           300                     273
 Unrealized losses on investment securities available for sale                                           --                     281
 Other                                                                                                  530                     939
                                                                                                   --------                --------
 Gross deferred tax asset                                                                             8,000                  10,407
 Valuation reserve                                                                                      (15)                     --
                                                                                                   --------                --------
  Net deferred tax asset                                                                              7,985                  10,407
Deferred tax liabilities:
 SBLI stock distribution                                                                                 --                    (134)
 Unrealized gains on investment securities available for sale                                           (65)                     --
 Other                                                                                                 (409)                   (417)
                                                                                                   --------                --------
Net deferred income tax asset                                                                      $  7,511                $  9,856
===================================================================================================================================

Operating losses in the early 1990's resulted in available tax loss carry forwards of approximately $47 million. A deferred tax valuation allowance is required to reduce the potential deferred tax asset when it is more likely than not that all or some portion of the potential deferred tax asset will not be realized due to the lack of sufficient taxable income in the carry forward period. At December 31, 2000, the Bank has $11.6 million of tax loss carryforwards available that expire between 2011 and 2019.

At December 31, 2000, the Bank would need to generate approximately $22 million of future net taxable income to realize the net deferred income tax asset. Management believes that it is more likely than not that the net deferred income tax asset at December 31, 2000 will be realized based on recent operating results.

It should be noted, however, that factors beyond Management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

The unrecaptured base year tax reserves as of October 31, 1998 will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt tax reserves continue to be subject to a provision of the current law that requires recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt tax reserves subject to recapture in the case of certain excess distributions is approximately $1.1 million.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

(9) STOCKHOLDERS' EQUITY
The Bank is regulated by the Federal Deposit Insurance Corporation (FDIC) and the Massachusetts Division of Banks. The FDIC has issued two capital requirement guidelines. Failure by the Bank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by Federal or State regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets (Leverage ratio). There are two categories of capital under the guidelines. Tier 1 capital as it applies to the Bank, includes stockholders' equity exclusive of the net unrealizable gains/losses on investment securities available for sale and the deferred tax asset is disallowed. Tier 2 capital includes the allowance for loan losses, subject to guideline limitations.

At December 31, 2000 and 1999, the Bank not only exceeded each of the minimum capital requirements but also met the definition of a "well capitalized" bank as defined by FDIC under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain Tier 1, Total and Leverage Capital ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank's classification as "well capitalized." The Bank's actual capital ratios and amounts are presented as of December 31, 2000 and 1999.

                                                                            Risk-Based Ratios
                                ----------------------------------------------------------------------------------------------------
                                            Tier 1 Capital                   Total Capital                      Leverage Capital
                                -----------------------------      ----------------------------        -----------------------------
December 31,                          2000              1999             2000              1999              2000               1999
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Capital ratios:
Adequately capitalized               4.00%             4.00%             8.00%             8.00%             4.00%             4.00%
Well capitalized                     6.00%             6.00%            10.00%            10.00%             5.00%             5.00%
Bank's ratio                        15.67%            15.83%            16.86%            17.08%            11.71%            10.83%

Capital Amounts: (1)
Adequately capitalized         $   12,381        $   10,878        $   24,762        $   21,757        $   16,567        $   15,894
Well capitalized                   18,572            16,317            30,953            27,196            20,709            19,868
Bank's capital                     48,516            43,046            52,201            46,427            48,516            43,046
===================================================================================================================================

(1) Minimum capital amounts for Tier 1 and total risk-based capital ratios were calculated based upon net risk weighted balance sheet assets of $309.5 million and $271.9 million as of December 31, 2000 and 1999, and risk weighted off-balance sheet items of $31.9 million and $20.0 million as of December 31, 2000 and 1999. Minimum capital requirements for leverage ratio calculations were based upon average assets of $414.2 million and $397.4 million for the fourth quarters of 2000 and 1999, respectively.

STOCKHOLDERS' RIGHTS PLAN
In 1996, the Board of Directors adopted a stockholder rights plan declaring a dividend of one preferred stock purchase right for each share of outstanding common stock. The rights will remain attached to the common stock and are not exercisable except under limited circumstances relating to (i) acquisition of beneficial ownership of more than 10% of the outstanding shares of common stock, or (ii) a tender offer or exchange offer that would result in a person or group beneficially owning more than 10% of the outstanding share of common stock. The rights are not exercisable until those aforementioned circumstances occur. The rights expire in 2006. Until a right is exercised, the holder has no rights to vote or to receive dividends. The rights are not taxable to stockholders until exercisable.

(10) EMPLOYEE BENEFITS
The Bank provides pension benefits for its employees through membership in the Savings Bank Employees' Retirement Association (the "Plan"). The Plan is a multiple-employer, non-contributory, defined benefit plan. Bank employees become eligible after attaining age 21 and completing one year of service. Additionally, benefits become fully vested after three years of eligible service. The Bank's annual contribution to the Plan is based upon standards established by the Employee Retirement Income Security Act. The contribution is based on an actuarial method intended to provide not only for benefits attributable to service to date, but also for those expected to be earned in the future.

The following table sets forth the Plan's funded status and amounts recognized in the Bank's consolidated financial statements through the Plan's latest valuation dates which were October 31, 2000 and 1999.

October 31,                                                                                          2000                      1999
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                                                           $ 4,317                   $ 4,697
Service cost                                                                                          258                       305
Interest cost                                                                                         334                       317
Actuarial (gain) loss                                                                                (117)                     (780)
Benefits paid                                                                                        (152)                     (222)
                                                                                                  -------                   -------
Benefit obligation at end of year                                                                 $ 4,640                   $ 4,317
===================================================================================================================================

Change in plan assets:
Fair value of plan assets at beginning of year                                                    $ 5,570                   $ 4,368
Increase in assets                                                                                    799                       895
Employer contribution                                                                                 261                       529
Benefits paid                                                                                        (152)                     (222)
                                                                                                  -------                   -------
Fair value of plan assets at end of year                                                          $ 6,478                   $ 5,570
===================================================================================================================================

Funded status                                                                                       1,838                     1,253
Unrecognized net actuarial gain                                                                    (3,043)                   (2,800)
Unrecognized transition asset                                                                         (40)                      (44)
                                                                                                  -------                   -------
Accrued benefit cost included in other liabilities                                                $(1,245)                  $(1,591)
===================================================================================================================================


The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.50% for 2000 and 1999.

                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

(10)  EMPLOYEE BENEFITS (CONTINUED)

Net pension cost included the following components:

Years ended October 31,                   2000             1999           1998
--------------------------------------------------------------------------------
(In Thousands)
Service cost                             $ 258            $ 305          $ 259
Interest cost                              334              317            277
Expected return on plan assets            (416)            (349)          (316)
Amortization of net (gains) losses        (228)            (112)          (176)
Net amortization and deferrals              (4)              (4)            (4)
                                         -----            -----          -----
Net periodic pension cost                $ (56)           $ 157          $  40
================================================================================

Assumptions used to develop the net periodic pension cost were:

                                                2000         1999         1998
--------------------------------------------------------------------------------
Discount rate                                   7.75%        6.75%        7.25%
Rate of increase in compensation levels         4.50         4.50         5.00
Expected long-term rate of return on assets     8.00         8.00         8.00
================================================================================

The Bank provides an employee savings plan "the Savings Plan" through the Savings Banks Employees' Retirement Association. The Savings Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Bank employees are eligible to participate in the Savings Plan immediately upon employment with the Bank provided they have attained 21 years of age. Bank employees become eligible for matching contributions after completing one year of service with 1,000 hours or more. On an annual basis, the Bank determines whether or not to contribute to the Savings Plan. The Bank contributed $0.1 million on behalf of the employees who are in the Savings Plan in 2000 and 1999.

The Board offers options on its common stock to Directors, Management and Officers to purchase unissued common stock of the Bank at a price equal to the fair market value of the Bank's common stock on the date of grant. All options expire ten years from the date of grant. The Bank applies APB Opinion No. 25 and related interpretations in accounting for its Stock Option Plan. Had compensation cost for the Bank's Stock Option Plan been determined consistent with SFAS 123, the Bank's net income and earnings per share would have reduced to the proforma amounts as follows:

Years Ended December 31,                2000           1999            1998
--------------------------------------------------------------------------------
(In Thousands)
Net Income:
As Reported                         $   4,323       $   2,754        $   8,808
Pro forma                               4,167           2,604            8,604

Basic earnings per share
As Reported                         $    0.99       $    0.63        $    2.04
Pro forma                                0.96            0.60             1.99

Diluted earnings per share
As Reported                         $    0.97       $    0.61        $    1.95
Pro forma                                0.94            0.58             1.90

Under the 1986 and 1997 Stock Option Plans, the Bank may grant options to Directors, Officers or employees up to 859,100 of which 137,220 shares have been exercised. As of December 31, 2000, 452,030 options were outstanding with 268,850 available for future use. The vesting schedule provides that 50% of options granted are vested after the first year and an additional 25% vest each year thereafter. Options are fully vested three years after the grant date.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999; expected volatility of 30%, expected life of 8 years; and risk-free interest rates of 6.07% and expected dividend yield of 2.30%. There were no options granted during 2000 and 1998.

The summary of the status of the Stock Option Plan as of December 31, 2000, 1999, 1998 and changes during the years ended are as follows:


                                                             2000                           1999                      1998
                                                    -------------------------     -----------------------   ------------------------
                                                                     Weighted                    Weighted                   Weighted
                                                                      Average                     Average                    Average
                                                    Number of        Exercise     Number of      Exercise   Number of       Exercise
                                                     Options            Price       Options         Price     Options          Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                      463,030        $   6.66      326,030     $   5.32      371,833        $   5.29
Granted                                                    --              --      162,000         9.06         --                --
Exercised                                              (8,000)           5.50      (25,000)        4.70      (44,803)           5.07
Canceled                                               (3,000)           9.13           --           --       (1,000)           6.00
                                                      -------                      -------                   -------
Outstanding at end of year                            452,030            6.67      463,030         6.66      326,030            5.32
                                                      -------                      -------                   -------
Options exercisable end of year                       372,530            6.16      301,030     $   5.37      273,905        $   5.19
                                                      -------        --------      -------     --------      -------        --------
Weighted average fair value of
options granted during the year                                      $    --                   $   3.18                     $     --
                                                                     --------                  --------                     --------


The following table summarizes information about the Stock Option Plan based on a range of exercise prices as of December 31, 2000.

                                                          Options Outstanding                     Options Exercisable
                                              -----------------------------------------       ----------------------------
                                                                 Weighted     Weighted                           Weighted
                                                                  Average      Average                            Average
                                              Number of          Exercise     Remaining       Number of           Exercise
Range of Exercise Price                       Options             Price         Life          Options             Price
--------------------------------------------------------------------------------------------------------------------------
$2.00 to $3.00                                   2,000           $   2.00     0.3 years          2,000           $   2.00
$3.01 to $4.00                                  16,850               3.72       4.3             16,850               3.72
$4.01 to $5.00                                  92,680               4.50       3.5             92,680               4.50
$5.01 to $6.00                                 181,500               6.00       5.3            181.500               6.00
$6.01 and greater                              159.000               9.06       8.6             79,500               9.06
                                               -------                                        --------
Outstanding at end of year                     452,030               6.67       6.1            372,530               6.16
==========================================================================================================================

In addition to the Bank's defined benefit pension plan, the Bank sponsors a defined benefit postretirement plan that provides limited postretirement medical benefits to certain full-time employees who retire before age 65 and life insurance benefits to full-time employees who retire after age 62 and after completing 10 years of service. The plan is non-contributory. The Bank's policy is to fund the cost of postretirement benefits in amounts determined at the discretion of management.

The amounts of accrued postretirement benefit cost reported on the Bank's consolidated balance sheet were $234 thousand and $205 thousand as of December 31, 2000 and 1999, respectively.

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(11) CONTINGENCIES

The Bank is involved in various legal proceedings incidental to its business. After review with legal counsel, management does not believe resolution of such litigation will have a material adverse effect on the financial condition and operating results of the Bank.

In one litigation matter, the Bank was awarded a $4.2 million judgment in 1997. This matter has been appealed, and this judgment has not yet been collected. The Bank expects to prevail on this appeal. The Bank expects to collect this judgment, at least in substantial part, which would have a material favorable impact to the Bank's financial statements. Post judgment interest accrues from the date of this judgment and approximates $1.9 million at December 31, 2000. However, collectibility of post judgment interest in addition to the $4.2 million award has not yet been determined.

In another litigation matter, the Bank was awarded $1.1 million by a jury verdict, during the fourth quarter 1999, in a legal case where the Bank sought to recover damages from loans previously charged off.

In 2000, the court entered final judgment for approximately $1.8 million, which includes post judgment accrued interest. This award has been appealed by defendants and collectibility of this award is subject to this appeal and other contingencies.

It is management's opinion the timing and final amount to be collected cannot be determined at this time. Accordingly, no recognition of these judgments has been recorded in the financial statements.

--------------------------------------------------------------------------------
(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk. These instruments, in the form of commitments to extend credit and financial and standby letters of credit, are offered in the normal course of business to meet the financing needs of customers. The Bank is exposed to varying degrees of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements as a result of such transactions.

Commitments to extend credit are agreements to lend to a customer as long as there is compliance with conditions established in the agreement. These extensions of credit are based upon traditional underwriting standards and generally have a fixed expiration date of less than five years.

Standby letters of credit are conditional commitments issued by the Bank to guarantee payment to a third party. Outstanding letters of credit expire within one year. The credit risk involved with these instruments is similar to the risk of extending loans and, accordingly, the underwriting standards are also similar. It is expected that most letters of credit will not require cash disbursements.

The following table lists financial instruments with off-balance sheet risk:


                                                                                             Fixed         Variable
December 31, 2000                                                                             Rate          Rate              Total
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Financial instruments with contract amounts represent credit risk:
  Unused commitments to extend credit:
  Residential mortgages                                                                      $   666         $ 1,517         $ 2,183
  Home equity lines of credit                                                                  2,059           5.454           7,513
  Personal lines of credit                                                                       237            --               237
  Commercial real estate mortgage                                                                 56           4,522           4,578
  Construction                                                                                  --            13,097          13,097
  Commercial loans                                                                             3,105          30,480          33,585
                                                                                             -------         -------         -------
Total unused commitments                                                                     $ 6,123         $55,070         $61,193
====================================================================================================================================
Standby and financial letters of credit                                                      $  --           $ 2,357         $ 2,357
------------------------------------------------------------------------------------------------------------------------------------
Forward commitments to sell mortgage loans                                                   $   165         $  --           $   165
====================================================================================================================================

                                                                                             Fixed          Variable
December 31, 1999                                                                             Rate           Rate            Total
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Financial instruments with contract amounts represent credit risk:
  Unused commitments to extend credit:
  Residential mortgages                                                                      $   272         $  --           $   272
  Home equity lines of credit                                                                  2,091           6,840           8,931
  Personal lines of credit                                                                       288            --               288
  Commercial real estate mortgage                                                                 96           7,536           7,632
  Construction                                                                                  --             7,369           7,369
  Commercial loans                                                                             3,050          12,041          15,091
                                                                                             -------         -------         -------
Total unused commitments                                                                     $  5797         $33,786         $39,583
====================================================================================================================================
Standby and financial letters of credit                                                      $  --           $   362         $   362
------------------------------------------------------------------------------------------------------------------------------------
Forward commitments to sell mortgage loans                                                   $   277         $  --           $   277
====================================================================================================================================

Forward commitments to sell mortgage loans are contracts which the Bank enters into for the purpose of reducing the interest rate risk associated with originating loans held for sale. Risk may arise from the possible inability of the Bank to originate loans to fulfill the contracts. Unrealized gains or losses on contracts used to hedge the Bank's closed loans and pipeline of loans expected to close are considered in determining the lower of cost or market value of loans held for sale.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS, STOCK IN FEDERAL HOME LOAN BANK OF BOSTON, ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE.

The carrying amount of each of these assets and liabilities is a reasonable estimate of fair value.

INVESTMENT SECURITIES

For investment securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by classified and non-classified categories.

The fair value of non-classified loans is calculated by discounting scheduled cash flows through the expected maturity using current rates at which similar loans would be made by the Bank to borrowers with similar credit ratings. For non-classified residential mortgage loans, maturity estimates are based on secondary market sources. Fair value for significant classified loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

DEPOSITS AND MORTGAGORS' ESCROW ACCOUNTS

The fair value of demand deposits, NOW accounts, money market deposit accounts, savings accounts, and mortgage escrow accounts of borrowers is the amount payable on demand at the balance sheet date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

BORROWED FUNDS

The fair value of borrowed funds is determined as the cost of extinguishing the debt inclusive of any and all prepayment penalties. The prepayment penalties are determined by the Federal Home Loan Bank of Boston,

The estimated fair values of the Bank's financial instruments are as follows:

                                                                                            December 31,
                                                                --------------------------------------------------------------------
                                                                            2000                                   1999
                                                                ----------------------------           -----------------------------
                                                                Carrying             Fair              Carrying             Fair
                                                                  Value              Value               Value              Value
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)
Financial assets:
  Cash and due from banks                                       $  7,086            $  7,086            $  7,597            $  7,597
  Short-term investments                                          15,427              15,427                  --                  --
  Investment securities                                          150,833             151,420             177,772             175,343
  Federal Home Loan Bank stock                                     5,950               5,950               5,950               5,950
  Accrued interest receivable                                      2,969               2,969               2,821               2,821
  Loans, net                                                     218,360             221,197             194,717             192,277

Financial liabilities:
  Deposits                                                       270,548             270,873             246,040             245,999
  Borrowed funds                                                  86,161              86,673             104,167             103,810
  Mortgagors' escrow accounts                                        513                 513                 650                 650
  Accrued interest payable                                      $    460            $    460            $    200            $    200
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

FAIR VALUE OF FINANCIAL INSTRUMENTS OFF-BALANCE-SHEET
FINANCIAL INSTRUMENTS

Off balance sheet financial instruments generally have interest rates which reflect current market rates. Management has determined that the difference between the carrying and fair value amounts of these instruments is not material.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and market conditions could significantly affect these estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include other real estate acquired, banking premises and equipment, and core deposit and other intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

(14) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                                   2000
                                                                        ------------------------------------------------------------
                                                                         MARCH            JUNE         SEPTEMBER       DECEMBER
Quarter Ended                                                              31              30              30              31
------------------------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands, Except Share Data)
Interest and dividend income                                            $ 7,015         $ 7,106         $ 7,330          $ 7,586
Interest expense                                                          3,778           4,001           4,224            4,355
                                                                        -------         -------         -------          -------
Net interest income                                                       3,237           3,105           3,106            3,231
Provision for loan losses                                                    --              --             125              125
                                                                        -------         -------         -------          -------
Net interest income after provision for loan losses                       3,237           3,105           2,981            3,106
Non-interest income                                                         288             296             246              294
Non-interest expense                                                      2,128           2,049           2,085            2,114
                                                                        -------         -------         -------          -------
Income before income tax expense                                          1,397           1,352           1,142            1,286
Income tax expense                                                          497             456            (185)              86 (i)
                                                                        -------         -------         -------          -------
Net income                                                              $   900         $   896         $ 1,327          $ 1,200
====================================================================================================================================
Basic earnings per share                                                $  0.21         $  0.21         $  0.30          $  0.27

Diluted earnings per share                                              $  0.20         $  0.20         $  0.30          $  0.27
====================================================================================================================================

(i) Includes tax benefits of $639 thousand and $213 thousand in the third and fourth quarters of 2000, respectively.

                                                                                                  1999
                                                                         ----------------------------------------------------------
                                                                         March            June          September       December
Quarter Ended                                                              31              30              30              31
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands, Except Share Data)
Interest and dividend income                                             $5,932          $6,565          $6,745          $6,855
Interest expense                                                          2,795           3,322           3,448           3,618
                                                                         ------          ------          ------          ------
Net interest income                                                       3,137           3,243           3,297           3,237
Provision for loan losses                                                    50            --                25            --
                                                                         ------          ------          ------          ------
Net interest income after provision for loan losses                       3,087           3,243           3,272           3,237
Non-interest income                                                         199              39             258             348
Non-interest expense                                                      2,197           2,200           2,220           2,730 (ii)
                                                                         ------          ------          ------          ------
Income before income tax expense                                          1,089           1,082           1,310             855
Income tax expense                                                          404             364             502             312
                                                                         ------          ------          ------          ------
Net income                                                               $  685          $  718          $  808          $  543
===================================================================================================================================
Basic earnings per share                                                 $ 0.16          $ 0.16          $ 0.19          $ 0.12

Diluted earnings per share                                               $ 0.15          $ 0.16          $ 0.18          $ 0.12
===================================================================================================================================

(ii) Increase in legal expenses due to litigation matter; see footnote (11) for more details.

                            STOCKHOLDER INFORMATION

The stock trades on the Nasdaq Stock Market under the symbol "LSBX". Sales prices of the stock are reported in the The Wall Street Journal as "LawrencSvg".

The following table sets forth for the fiscal periods indicated certain information with respect to the sales prices of the Bank's common stock.

                                                                Price
                                                     ---------------------------
Fiscal Year                                               High               Low
--------------------------------------------------------------------------------
2000
First Quarter                                        $   7.625         $   6.750
Second Quarter                                           7.500             6.813
Third Quarter                                            9.313             6.625
Fourth Quarter                                          10.875             8.000

1999
First Quarter                                        $   12.94         $    9.50
Second Quarter                                           10.50              8.25
Third Quarter                                             9.50              7.50
Fourth Quarter                                            8.50              7.13

1998
First Quarter                                        $   19.50         $   14.00
Second Quarter                                           18.88             14.75
Third Quarter                                            15.88             11.00
Fourth Quarter                                           14.00              9.25

The Bank declared and paid a cash dividend of $0.26 per share ($0.05 in the first quarter and $0.07 in the second, third, fourth quarters) during 2000. The Bank expects to pay dividends during 2001.

On December 31, 2000 there were approximately 1,173 holders of common stock. This number does not reflect the number of persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Annual Meeting of the stockholders of Lawrence Savings Bank will be held at 10:00 a.m. on Tuesday, May 1, 2001 at the Andover Country Club, Canterbury Street, Andover, Massachusetts.

CORPORATE HEADQUARTERS
Lawrence Savings Bank
30 Massachusetts Avenue
North Andover, MA  01845-3460

MAILING ADDRESS
30 Massachusetts Avenue
North Andover, MA  01845-3460

INVESTOR RELATIONS
Barbara Biondo
Telephone (978) 725-7556
Fax (978) 725-7593

A COPY OF THE BANK'S FORM 10-K, FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS.

TRANSFER AGENT
EquiServe
150 Royall Street
Canton, MA  02021

INDEPENDENT AUDITORS
KPMG LLP
99 High Street
Boston, MA   02110

LEGAL COUNSEL
Nixon Peabody LLP
101 Federal Street
Boston, MA   02110-1832

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA   02110-3333

                 [BOOK VALUE PER SHARE VS STOCK PRICE BAR CHART]

                      Book Value Per Share vs Stock Price

                         1996        1997        1998        1999        2000
Book Value              $6.83       $ 8.77      $10.78      $11.11      $11.99
Stock Price             $8.13       $16.38      $12.81      $ 7.63      $10.50

                       DIRECTORS OF LAWRENCE SAVINGS BANK

EUGENE A. BELIVEAU, D.D.S.
Dentist

KATHLEEN I. BOSHAR
Sales Manager
DeWolfe Companies

MALCOLM W. BRAWN
Executive Vice President & Secretary
The Andover Companies

THOMAS J. BURKE
Chairman of the Board
Lawrence Savings Bank
Register of Deeds
Attorney

BYRON R. CLEVELAND, JR.
President
J. H. Horne & Sons

NEIL H. CULLEN
Chief Financial Officer
Phillips Academy

RICHARD HART HARRINGTON, CPA
Chairman
Gordon, Harrington & Osborn, P.C.

ROBERT F. HATEM
Executive Assistant to the President
Northern Essex Community College

MARSHA A. MCDONOUGH
Regional Education Offices
U.S. Department of State

PAUL A. MILLER
President and
Chief Executive Officer
Lawrence Savings Bank

                                   OFFICERS OF
                              LAWRENCE SAVINGS BANK





PAUL A. MILLER
President and
Chief Executive Officer

CARLA M. FRIEDRICH
Vice President and
Human Resources Officer

ROBYN K. LEBUFF
Vice President and
Marketing Officer

BRENDA MISKINIS
Assistant Vice President
Marketing Officer

LENDING DIVISION
JEFFREY W. LEEDS
Executive Vice President and
Chief Lending Officer

COMMERCIAL BANKING
JACOB KOJALO
Senior Vice President and
Senior Lending Officer

ROBERT J. DELUCA
Vice President

STEVEN K. VENTRE
Vice President

COMMERCIAL REAL ESTATE LENDING
FREDERICK P. MALOOF
Vice President

JOHN P. TEOLI
Vice President

PAUL M. VALLACE
Vice President

CREDIT POLICY AND ADMINISTRATION
LEE D. DICKEY
Senior Vice President

JOHN P. MALYNN
Vice President and
Collections Manager

LINDA A. BAILEY
Credit Administration Officer

CONSUMER LENDING
MAUREEN MCCARTHY
Vice President and
Compliance/CRA Officer

RESIDENTIAL MORTGAGE LENDING
ROBERT P. PERREAULT
Executive Vice President
Residential Mortgage Lending and Clerk

SUSAN M. CAIN
Assistant Vice President and
Senior Mortgage Underwriter

LYNETTE S. KIMBALL
Assistant Vice President and
Loan Closing Coordinator

FINANCE DIVISION
JOHN E. SHARLAND
Senior Vice President, Treasurer and
Chief Financial Officer

VALERIE S. GRONDIN
Vice President and
Controller

PERSONAL BANKING DIVISION
TIMOTHY L. FELTER
Executive Vice President and
Investment Officer

SHARON S. PRIVITERA
Vice President and
Branch Administrator/Security Officer

CHERYL A. PARENT
Vice President and
Branch Manager

ANNA CURRAO
Assistant Vice President and
Branch Manager

SUSAN M. DANCAUSE
Assistant Vice President and
Retirement Services Officer

GAYLE M. FILI
Vice President and
Branch Manager

LINDA BUELL
Branch Manager

PAUL M. FRANK
Branch Manager

SUPPORT SERVICE DIVISION
RICHARD J. D'AMBROSIO
Senior Vice President

CARMELA CUTULI
Vice President and
Loan Servicing Manager

CHERYL A. VINING
Vice President and
Deposit Servicing Manager

STANLEY R. WARD, JR.
Assistant Vice President

LAURA LAVOIE
Assistant Vice President
Computer Network Engineer

CORPORATE OFFICES OF
LAWRENCE SAVINGS BANK

30 Massachusetts Avenue
North Andover, MA 01845
(978) 725-7500

BANKING OFFICES OF
LAWRENCE SAVINGS BANK

342 North Main Street
Andover, MA 01810
(978) 725-7590

300 Essex Street
Lawrence, MA 01842
(978) 725-7530

20 Jackson Street
Methuen, MA 01844
(978) 725-7545

148 Lowell Street
Methuen, MA 01844
(978) 725-7570

30 Massachusetts Avenue
North Andover, MA 01845
(978) 725-7670

Lawrence Savings Bank
24 Hour Information
Phone: (978) 725-7700
Fax: (978) 725-7607


www.LawrenceSavings.com

Member
FDIC

Member
DIF

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